Exhibit 2.1
Execution Version

Agreement and Plan of Merger
by and among
Antibodies Incorporated,
AB HoldCo, Inc.,
AB Merger Sub, Inc.,
Richard Krogsrud, as Representative of
 the Stockholders
and
the Rollover Stockholders Signatory Hereto

May 8, 2018

i

Exhibits
Exhibit A Form of Employment Agreement
Exhibit B Form of Escrow Agreement
Exhibit C Working Capital Statement
Exhibit D Form of Note Purchase Agreement
Exhibit E Form of Letter of Transmittal

Agreement and Plan of Merger
This Agreement and Plan Of Merger (this "Agreement"), dated as of May 8, 2018, is by and among Antibodies Incorporated, a California corporation (the "Company"), AB HoldCo, Inc., a Nevada corporation ("Parent"), AB Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), Richard Krogsrud, an individual, solely as the representative (the "Representative") of the Stockholders, and the Stockholders of the Company signatory hereto (the "Rollover Stockholders"); capitalized terms not otherwise defined herein have the meanings set forth in Article I of this Agreement.
Background
Whereas, Janel Corporation, a Nevada corporation ("Janel"), has formed Parent, and Parent has formed Acquisition Sub, in each case for the purpose of acquiring the Company as an indirect, wholly-owned subsidiary of Janel following the merger of Acquisition Sub with and into the Company;
Whereas, each of the respective boards of directors (or similar governing body) of the Company, Parent (on its own behalf and as the sole stockholder of Acquisition Sub) and Acquisition Sub has approved and declared the advisability of this Agreement, and deemed it advisable and in the best interests of their respective stockholders to consummate the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and, in the case of the board of directors of the Company, recommended that this Agreement be adopted by the Stockholders;
Whereas, in order to induce Parent and Acquisition Sub to enter into this Agreement the Major Stockholders are expected to execute a written consent adopting this Agreement and approving the Merger promptly after the execution and delivery of this Agreement; and
Whereas, the Rollover Stockholders and Parent will, immediately prior to the Effective Time, consummate the Exchange and the transactions contemplated by the Note Purchase Agreements.
Terms
Now therefore, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I

Definitions
Section 1.1  Certain Definitions.  As used herein, the terms below shall have the following meanings:
"Acquisition Proposal" means, with respect to a party, any offer or proposal, relating to any transaction or a series of related transactions involving:  (i) any purchase or acquisition by any Person or "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of any of the outstanding voting securities of such party or any tender offer or exchange offer or other proposed acquisition of voting securities of such party, (ii) any merger, consolidation, business combination or similar transaction, (iii) any sale, lease (other than in the Ordinary Course of Business), transfer, distribution, acquisition or disposition of $500,000 or more of the assets of such party (including its subsidiaries taken as whole), or (iv) liquidation or dissolution of such party; provided, however, that the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case.
"Action" means any action, claim, charge, cause of action, demand, suit, litigation, proceeding, audit, notice of violation, arbitration, criminal prosecution, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Adjustment Per Share Distribution Amount" means an amount equal to (a) the Adjustment Amount payable to the Stockholders pursuant to Section 2.13(e), if any, divided by (b) the aggregate number of Shares.
"Affiliate" means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.
"Aggregate Merger Consideration Template" means the exhibit, in form and substance attached hereto as Schedule 1.1(a), setting forth the payments to be made pursuant to this Agreement in connection with the Closing, including wire instructions in the case of payments to be made at Closing by wire transfer to a particular Stockholder and the Pro Rata Percentage for each of the Stockholders.
"Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company filed in the office of the Secretary of State of the State of California on November 22, 1994.
"Assets" means all of the Company's right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal or mixed, which are used in connection with the operation of the Business, as currently conducted.
"Audit" means an audit of the financial statements of either (a) the Company on a standalone basis or (b) Janel and its Subsidiaries on a consolidated basis.
"Base Purchase Price" means $5,000,000.
"Business" means the business of the Company, including manufacturing immuno-chemical reagents and diagnostics for supply to, and providing services to, varied customers in the immuno-diagnostic market.
"Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.

"Cash" means cash and Cash Equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Year-End Financial Statements and for avoidance of doubt shall be calculated net of checks, drafts or other items issued, but shall include deposits made but that have not cleared the bank.
"Cash Equivalents" means investment securities with original maturities of 90 days or less and credit card receivables that are readily collectible into cash.
"Closing Cash" means the amount of the Cash held by the Company on the Closing Date.
"Closing Cash Target" means $50,000.
"Closing Indebtedness" means the amount of Indebtedness held by the Company on the Closing Date.
"Closing Merger Consideration" means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Escrow Amount, minus (c) the Representative Expense Amount.
"Closing Transaction Fees" means the Transaction Fees as of the Closing Date.
"Closing Working Capital" means the Working Capital of the Company as of the close of business on the Business Day prior to the Closing Date.
"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.
"Company Material Adverse Effect" means, with respect to the Company, any event, change, development, occurrence, effect or condition which, individually or in the aggregate, has resulted in, results or would reasonably be expected to result in a material adverse change in the Business, financial condition, Assets, Liabilities or results of operations of the Company or to prevent or materially delay the ability of the Company to perform its obligations hereunder, including to consummate the transactions contemplated hereby.
"Company Methodology" means the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Company in preparation of the Interim Balance Sheet and which have been prepared consistent with the Company's historical practices.  For purposes of Working Capital calculations in this Agreement, work in progress will be included (to the extent provided in the definition of Working Capital), regardless of the Company's historical practices.
"Contract" means any agreement, arrangement, commitment, understanding, contract, lease, power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, undertaking, employment agreement or license, whether oral or written.
"Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (the terms "Controlled by" and "under common Control with" shall have correlative meanings).

"Court Order" means with respect to any Person any judgment, decision, consent decree, injunction, ruling or order of any Governmental Entity that is expressly by its terms binding on such Person or its property.
"Covered Taxes" means any (a) Tax of the Company with respect to a Pre-Closing Tax Period; (b) Tax of another Person for which the Company has Liability pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of other Tax Laws); or (c) Tax of another Person for which the Company has Liability as transferee or successor, by Contract or otherwise.
"Default" means (a) any violation, breach or default, (b) the occurrence of an event that, with the passage of time, the giving of notice or both, would constitute a violation, breach or default, or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.
"Employment Agreement" means the amended and restated employment agreement, to be dated the Closing Date, by and between the Company and Richard Krogsrud, in substantially the form of Exhibit A attached hereto.
"Encumbrance" means any lien, claim, equitable interest, encroachment, right of way, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, or encumbrance or restriction of any kind.
"Environmental Law" means any and all federal, state, local and foreign statutes, laws, common law, regulations, ordinances, rules, judicial and administrative orders, injunctions, decrees or other legal requirements, relating to protection of or restoration of the environment, including ambient air, surface water, groundwater or land, or the effect of Substances on human health, or emissions, discharges or releases of Substances into the environment, or otherwise relates to the handling of Substances or the investigation, clean-up or other remediation or analysis thereof.
"Escrow Account" means the account into which the Escrow Amount is deposited and held by the Escrow Agent, subject to disbursement as provided herein and in the Escrow Agreement.
"Escrow Agent" means Wilmington Trust, N.A.
"Escrow Agreement" means the Escrow Agreement, to be dated the Closing Date, among Parent, the Representative and the Escrow Agent, in substantially the form of Exhibit B attached hereto.
"Escrow Amount" means $500,000.
"Escrow Per Share Distribution Amount" means an amount determined by dividing (a) the aggregate of any amounts payable to Stockholders pursuant to Section 9.9 by (b) the aggregate number of Shares.

"Escrow Release Date" means the date that is 12 months following the Closing Date.
"Estimated Merger Consideration" means an amount equal to (i) the Base Purchase Price, minus (ii) the amount, if any, by which the Closing Cash Target exceeds Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) the amount, if any, by which the Working Capital Target exceeds Estimated Working Capital, minus (v) Estimated Closing Transaction Fees, minus (vi) the Exchange Amount.
"Environmental Claim" means any Action, Court Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release or management of, or exposure to, any Substances, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Permit required under any Environmental Law.
"Environmental Permits" means all permits, approvals and authorizations required under Environmental Laws.  For the avoidance of doubt, Environmental Permits shall include any such permits, approvals and/or authorizations related to the existence, operation and maintenance of rabbitries.
"Exchange Agent" means such bank or other institution as selected by the Representative and reasonably acceptable to Parent.
"Exchange Agent Agreement" means the exchange agent agreement, to be entered into by and among the Parent, the Representative and the Exchange Agent.
"Exchange Amount" means an amount equal to the number of Exchange Shares multiplied by the Per Share Closing Merger Consideration (determined as though (x) the phrase "minus (y) the number of Exchange Shares" was deleted from the definition of Per Share Closing Merger Consideration, and (y) the phrase "minus (vi) the Exchange Amount" was deleted from the definition of Estimated Merger Consideration).
"Financial Statements" means, collectively, the Year-End Financial Statements and the Interim Financial Statements.
"GAAP" means accounting principles generally accepted in the United States consistently applied and maintained by the Company throughout the applicable periods.
"Governmental Entity" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, locality or other jurisdiction of any nature, foreign or domestic; (b) international, multinational, national, federal, state, provincial, territorial, county, local, municipal, or other government, foreign or domestic, or the government of any political subdivision of any of the foregoing; or (c) any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and including any court or other judicial or arbitral tribunal.

"Indebtedness" means, without duplication, (a) any obligations of the Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (b) any obligations of the Company evidenced by any note, bond, debenture or other debt security, (c) any obligations of the Company for or on account of the deferred purchase price of property (excluding trade payables incurred in the Ordinary Course of Business), including leases required by GAAP to be capitalized, (d) any obligations of a Person, other than the Company, secured by an Encumbrance against any of the Company's Assets, (e) all obligations of the Company for the reimbursement of letters of credit, bankers' acceptance or similar credit transactions, (f) any obligations of the Company under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, (g) all obligations of the types described in clauses (a) through (f) above of any Person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company including both the current and long-term portions of such obligations (including unpaid interest thereon and all penalties, fees or expenses associated with the prepayment of any such obligations), (h) Covered Taxes, and (i) unrecorded accrued vacation liability.  For the avoidance of doubt, in no event shall "Indebtedness" hereunder include or be deemed to include any specific amount included in the calculation of Estimated Working Capital or Closing Working Capital.
"Interim Balance Sheet" means the balance sheet of the Company as of the Interim Balance Sheet Date.
"Interim Balance Sheet Date" means March 31, 2018.
"Interim Financial Statements" means, collectively, the Interim Balance Sheet and the income statement and statement of cash flows of the Company for the three-month period ended on the Interim Balance Sheet Date.
"IRS" means the Internal Revenue Service.
"Knowledge" or any similar phrase, when used with respect to the Company, means the knowledge of any member of the Senior Management Team, in each case assuming due inquiry.
"Laws" means, with respect to a particular Person, any laws (including provisions of common law), statutes, ordinances, regulations, rules, codes, agency guidelines of any Governmental Entity judgments, decrees administrative pronouncements or other requirements or rules of law binding on or applicable to such Person, but, for the avoidance of doubt, excludes Court Orders.
"Liability" means any direct or indirect liability, Indebtedness, obligation, commitment, expense, deficiency, guaranty or endorsement of or by any Person, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
"Loss" means any loss, damage, liability, obligation, judgment, cost, interest, penalty, deficiency or expense of any nature, including reasonable attorneys' and experts' fees and disbursements.

"Major Stockholders" means, collectively, Michael Smith, AIESST, Richard Krogsrud, Don Thamer, Shona Hillman Anne Swift, The David and Elizabeth Hillman Trust, The Heidi Noel Hillman Cowen Special Needs Trust, and John Hillman.
"Ordinary Course of Business," "Ordinary Course" or any similar phrase means the ordinary course of the Business, consistent with the past customs and practice of the Company.
"Owned Real Property" means all Real Property owned in fee by the Company.
"Parent Material Adverse Effect" means, with respect to Parent or Acquisition Sub, any event, change, development, occurrence, effect or financial condition that would reasonably be expected to prevent or materially delay the ability of Parent and Acquisition Sub to perform their respective obligations hereunder, including to consummate the transactions contemplated hereby.
"Per Share Closing Merger Consideration" means an amount equal to (a) the Closing Merger Consideration, divided by (b) the amount equal to (x) the number of Shares minus (y) the number of Exchange Shares.
"Permit" means each license, permit, franchise, approval, registration, certificate, authorization, consent or order of, or filing with, any Governmental Entity necessary for the conduct of, or relating to the operation of, the Business as currently conducted.
"Permitted Encumbrances" means (a) Encumbrances for Taxes not yet due and payable and (b) statutory, mechanics', laborers' and materialmen's liens arising in the Ordinary Course of Business for sums not yet due.
"Permitted Share Encumbrances" means Encumbrances imposed on the Shares under applicable federal or state securities laws.
"Person" means any individual, trustee, corporation, partnership, limited liability company, trust, joint-stock company, unincorporated organization, business association, firm, joint venture, any other business entity or any Governmental Entity.
"Post-Closing Tax Period" means any tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
"Pre-Closing Period" means the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1
"Pre-Closing Tax Period" means any tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
"Pro Rata Percentage" means, with respect to a particular Stockholder, that percentage equal to a fraction: (a) the numerator of which is the portion of the Final Merger Consideration such Stockholder is entitled to receive pursuant to this Agreement (without regard to any amounts withheld pursuant to Section 2.14); and (b) the denominator of which is Final Merger Consideration.

"Real Property" means all real property owned, leased or occupied by an applicable Person, together with all buildings, improvements, fixtures and easements.
"Related Party" means (i) each Person who owns beneficially or of record at least 10% of the outstanding Shares, (ii) each individual who is an officer, director or employee of the Company, and (iii) each family member or Affiliate of any of the Persons referred to in clauses (i) or (ii) above.
"Representative Expense Account" means the account maintained by the Representative into which the payment required by Section 2.11(a)(iii) shall be made and any successor account in which the Representative Expense Amount shall be held by the Representative.
"Representative Expense Amount" means $500,000.
"Securities Act" means the Securities Act of 1933, as amended.
"Senior Management Team" means, collectively, Richard Krogsrud, Michael Smith, Janice Stafford, Ricardo Rodarte, Will Fry and Melissa Zeltner.
"Shares" means shares of stock of the Company.
"Stock Plan" means the Antibodies Incorporated Equal Stewardship of Time Trust (or any successor plan program or arrangement to such agreement of Trust).
"Stockholders" means, collectively, the holders of the Shares.
"Straddle Period" means any tax period beginning on or prior to the Closing Date and ending after the Closing Date.
"Subsidiary" means a corporation or other entity of which 50% or more of the voting power or value of the equity securities is owned, directly or indirectly, by the Company or Parent, as the context requires.
"Substance" means any "hazardous substance," "hazardous waste," "pollutant," "contaminant" or "toxic substance" (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls, asbestos or mold.
"Tax" or "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum, environmental, escheat, unclaimed property, unemployment, social security, customs, duties, estimated or other taxes, assessments, fees, levies or governmental charges, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, statement, information return, or other document relating to Taxes, including any schedule or attachment thereto and any amendment thereof (including FinCEN 114).
"Transaction Fees" means (without duplication of any other amount payable in connection with this Agreement or the transactions contemplated hereby) the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date (or by the Representative after the Closing Date) on behalf of the Company, the Representative, or the Stockholders in connection with the consideration by or the preparation of the Company for a transaction process, the preparation, negotiation and execution of any agreements, documents or instruments relating thereto, including this Agreement, and the consummation of the transactions contemplated hereby, including the Merger:  (a) the reasonable fees and disbursements of, or other similar amounts charged by, counsel to the Company, the Representative and the Stockholders; (b) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts engaged by the Company, the Representative and/or the Stockholders; (c) any amounts or payments paid or payable by the Company in connection with any change in control provisions of any Contract of the Company triggered by the transactions contemplated by this Agreement, including bonus, severance or other payments to any Stockholder, director, officer or employee of the Company, and any Taxes incurred by the Company in connection therewith; (d) the out-of-pocket expenses, if any, of the Representative; (e) 50% of the fees and expenses of the Escrow Agent; (f) any costs, fees or expenses in connection with obtaining any consent required as a result of the transactions contemplated by this Agreement; (g) the cost of the Tail Policies; and (h) 50% of the fees and expenses of the Exchange Agent.
"Treasury Regulations" means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).
"Working Capital" means the difference between (a) those current assets of the Company identified on the Working Capital Statement minus (b) those current liabilities of the Company identified on the Working Capital Statement.  For purposes of this Agreement, the components of such current assets and current liabilities shall be calculated in accordance with the Company's historical practices using the Company Methodology.  The calculation of Working Capital shall be as set forth on the Working Capital Statement.
"Working Capital Statement" means the Statement of Working Capital attached hereto as Exhibit C.
"Working Capital Target" means $400,000.
"Year-End Balance Sheet Date" means September 30, 2017.

"Year-End Financial Statements" means the Company's compiled balance sheet as of September 30, 2017, and the related compiled income statement and statement of cash flows for the fiscal year then ended.
Section 1.2  Terms Defined Elsewhere.  The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Acquisition Sub	Preamble
Adjustment Amount	Section 2.13(d)
Agreement	Preamble
Agreement of Merger	Section 2.3
Assumption Conditions	Section 9.6(b)
Business Intellectual Property	Section 3.17(b)
Calculation Notice	Section 2.13(b)
Cap	Section 9.3(a)(ii)
Certificates	Section 2.11(b)
Claim Notice	Section 9.5(a)
Closing	Section 2.4
Closing Certificate	Section 2.10
Closing Date	Section 2.4
Company	Preamble
Company Disclosure Schedule	Preamble to ARTICLE III
Company Representatives	Section 6.2(a)
Confidentiality Agreement	Section 6.4(d)
Copyrights	Section 3.17(a)
Dispute Notice	Section 9.5(b)
Dissenting Shares	Section 2.12
Effective Time	Section 2.3
El-Badry	Section 9.2(a)(vii)
Employee Plans	Section 3.11(a)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Estimated Closing Cash	Section 2.10
Estimated Closing Indebtedness	Section 2.10
Estimated Closing Transaction Fees	Section 2.10
Estimated Working Capital	Section 2.10
Exchange	Section 2.1
Exchange Shares	Section 2.1
FCPA	Section 3.25(a)
Final Merger Consideration	Section 2.13(d)
Fundamental Representations	Section 9.1
General Survival Date	Section 9.1
Indemnified Party	Section 9.3(b)
Indemnitor	Section 9.3(b)
Infringes	Section 3.17(d)

Term	Section
Initial Calculation	Section 2.13(a)
Insurance	Section 3.18
Intellectual Property	Section 3.17(a)
Janel	Recitals
Letter of Transmittal	Section 2.11(b)
Major Customer	Section 3.26(a)
Major Supplier	Section 3.26(b)
Majority Holders	Section 10.2
Material Contracts	Section 3.5(a)
Merger	Section 2.2
Notes	Section 2.1
Note Purchase Agreements	Section 2.1
Outside Date	Section 8.1(c)
Parent	Preamble
Parent Indemnified Parties	Section 9.2(a)
Patents	Section 3.17(a)
Payoff Letter	Section 2.11(a)(iv)
Record Retention Period	Section 6.10
Representative	Preamble
Representative Expenses	Section 10.5(a)
Requested Information	Section 6.4(b)
Rollover Stockholders	Preamble
Settlement Accountants	Section 2.13(c)
Software	Section 3.17(a)
Stock Grant	Section 9.2(a)(vi)
Stockholder Approval	Section 3.2(b)
Stockholder Consent	Section 6.3(a)
Stockholder Indemnified Parties	Section 9.2(b)
Straddle Returns	Section 6.8(a)
Structures	Section 3.6(a)(iv)
Survival Date	Section 9.1
Surviving Corporation	Section 2.2
Tail Policies	Section 6.7(b)
Tangible Real Assets	Section 3.6(a)(viii)
Third Party Claim	Section 9.6(a)
Third Party Claim Notice	Section 9.6(a)
Threshold	Section 9.3(a)(i)
Total Per Share Merger Consideration	Section 2.9(a)
Trade Secrets	Section 3.17(a)
Trademarks	Section 3.17(a)
WARN Act Laws	Section 3.16(d)

Section 1.3  Interpretation.  In this Agreement, unless otherwise specified or where the context otherwise requires:
(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
(b) words importing any gender shall include other genders;
(c) words importing the singular only shall include the plural and vice versa;
(d) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation" or "but not limited to;"
(e) the words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f) references to "Articles," "Exhibits," "Sections" or "Schedules" shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
(g) references to any Person include the successors and permitted assigns of such Person;
(h) the word "or" has the inclusive meaning represented by the phrase "and/or";
(i) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement;
(j) references to "day" or "days" are to calendar days unless otherwise specified herein;
(k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, it being understood that if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;
(l) any reference in this Agreement to $ shall mean U.S. dollars; and
(m) the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement as if set forth in full herein.

ARTICLE II

The Merger
Section 2.1  The Exchange.  Immediately prior to the Effective Time, the Rollover Stockholders listed on Schedule 2.1 shall contribute to Parent (the "Exchange") that number of Shares held by them set forth opposite their respective names on Schedule 2.1 under the heading "Exchange Shares" (the "Exchange Shares"), free and clear of any Encumbrance (other than Permitted Share Encumbrances), in exchange for a promissory note issued by Parent (each, a "Note") in a principal equal to such Rollover Stockholder's Exchange Shares multiplied by the Per Share Closing Merger Consideration (determined as though (x) the phrase "minus (y) the number of Exchange Shares" was deleted from the definition of Per Share Closing Merger Consideration, and (y) the phrase "minus (vi) the Exchange Amount" was deleted from the definition of Estimated Merger Consideration).  Parent shall enter into with each Rollover Stockholder who is contributing Exchange Shares one or more agreements (each, a "Note Purchase Agreement"), in the form attached hereto as Exhibit D, to cause the Exchange Shares held by such Rollover Stockholder to be assumed by Parent, and each Rollover Stockholder to be issued a Note.  Each Note will be in the form attached to the Note Purchase Agreement.
Section 2.2  The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code, Acquisition Sub shall be merged with and into the Company (the "Merger").  Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate existence of Acquisition Sub shall cease.
Section 2.3  Effective Time.  Subject to the terms and conditions set forth in this Agreement, an Agreement of Merger in customary form reasonably acceptable to Parent and the Company (the "Agreement of Merger") shall be duly executed and acknowledged by the Company and Acquisition Sub and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the California Corporations Code on the Closing Date.  The Merger shall become effective at such time as a properly executed and certified copy of the Agreement of Merger is duly filed with the Secretary of State of the State of California in accordance with the California Corporations Code or such later time as Parent and the Company may agree upon and set forth in the Agreement of Merger (such time as the Merger becomes effective, the "Effective Time").
Section 2.4  Closing of the Merger.  The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the Company, which shall be no later than the third Business Day after satisfaction or waiver of the last to occur of the conditions set forth in ARTICLE VII (other than those conditions which may only be satisfied at the Closing by the delivery of documents, the payment of monies or the taking of such other action), at the offices of Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania 19312, unless another time, date or place is agreed to in writing by the parties hereto.
Section 2.5  Effects of the Merger.  The Merger shall have the effects set forth in the California Corporations Code.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all Liabilities and duties of the Company and Acquisition Sub shall become the Liabilities and duties of the Surviving Corporation.

Section 2.6  Articles of Incorporation and Bylaws.  The articles of incorporation of Acquisition Sub shall be the articles of incorporation of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable Law.  The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable Law as provided therein and under the California Corporations Code.
Section 2.7  Board of Directors.  The directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.
Section 2.8  Officers.  The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.
Section 2.9  Conversion of Shares.
(a) At the Effective Time, each Share issued and outstanding at the Effective Time (excluding (i) Shares held in the Company's treasury, (ii) Shares held by Parent, Acquisition Sub or any other Affiliate of Parent (including Exchange Shares), and (iii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled, extinguished and converted into and shall become the right to receive (w) an amount in cash (without interest) equal to the Per Share Closing Merger Consideration, (x) subject to the terms and conditions set forth in Section 2.13, the Adjustment Per Share Distribution Amount, if any, (y) subject to the terms and conditions set forth in this Agreement, the Escrow Per Share Distribution Amount, if any, and (z) subject to the terms and conditions set forth in this Agreement, such Stockholder's Pro Rata Percentage of any portion of the Representative Expense Account that is distributed to the Exchange Agent for further distribution to the Stockholders (the aggregate of clauses (w), (x), (y) and (z) of this Section 2.9(a) shall be the "Total Per Share Merger Consideration").
(b) At the Effective Time, each outstanding share of common stock, no par value, of Acquisition Sub shall be converted into one share of common stock, no par value, of the Surviving Corporation.
(c) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition Sub or any other Affiliate of Parent immediately prior to the Effective Time (including Exchange Shares) shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

Section 2.10  Closing Estimates.  No later than three Business Days prior to the anticipated Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent a certificate executed by an officer of the Company (the "Closing Certificate") attaching (a) the Company's good faith estimate of the Estimated Merger Consideration, including a good faith estimate of (i) Closing Cash ("Estimated Closing Cash"), together with the supporting detail therefor; (ii) Closing Indebtedness ("Estimated Closing Indebtedness"), together with the supporting detail therefor; (iii) the amount of the Transaction Fees determined as of the Closing Date ("Estimated Closing Transaction Fees"), together with any payment instructions related thereto; and (iv) Closing Working Capital ("Estimated Working Capital"), together with such schedules and data with respect to the determination of the Estimated Working Capital as may be appropriate to support such calculation of Estimated Working Capital, and (b) the completed Aggregate Merger Consideration Template; provided, however, that Parent shall have the right to review and comment on the Closing Certificate upon its delivery by the Company, and the Company shall thereafter consider in good faith any of Parent's comments on the Closing Certificate.  The Closing Certificate shall be prepared in accordance with the definitions as provided in this Agreement and the Company Methodology; provided that the determination of Covered Taxes for purposes of determining Estimated Closing Indebtedness (and Closing Indebtedness for purposes of Section 2.13) shall be made using applicable Tax principles and not the Company Methodology.
Section 2.11  Payment of Merger Consideration.
(a) Promptly after the Effective Time, but in each case, on the Closing Date, Parent will make (or cause to be made) the following payments:
(i) to an account, in the name of the Exchange Agent, that is designated in writing by the Representative, by wire transfer of immediately available funds, an aggregate amount equal to the Closing Merger Consideration;
(ii) to the Escrow Account, by wire transfer of immediately available funds, an amount equal to the Escrow Amount;
(iii) to the Representative Expense Account, by wire transfer of immediately available funds, an amount equal to the Representative Expense Amount;
(iv) on behalf of the Company, by wire transfer of immediately available funds, to such accounts designated in writing by the holders of the Indebtedness, the amount then due to such holder as set forth in such payoff letters for each instrument evidencing Indebtedness that is to be paid off on the Closing Date from the holders of such Indebtedness (each, a "Payoff Letter"), setting forth the amounts necessary to pay off such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence of the release of (or commitment to release) all Encumbrances on the Company's Assets and UCC financing statements related thereto; and
(v) on behalf of the Company, to one or more accounts designated in writing by the Company, by wire transfer of immediately available funds, the amount of Estimated Closing Transaction Fees to enable the Company to pay, or cause to be paid, the Estimated Closing Transaction Fees.

(b) Prior to the Closing, the Representative and Parent will engage the Exchange Agent.  At any time after the date hereof, the Company may cause a letter of transmittal in the form attached hereto as Exhibit E (each, a "Letter of Transmittal") to be mailed to each Stockholder.  In the event that the Company does not cause a Letter of Transmittal to be mailed to each Stockholder, then as promptly as practicable after the Effective Time, but in any event within five Business Days after the Closing, the Surviving Corporation shall cause to be mailed to each Stockholder a Letter of Transmittal. After the Effective Time, each holder of a certificate or certificates representing Shares, other than certificates (x) representing Shares held in the Company's treasury or beneficially owned by Parent, Acquisition Sub or any other Affiliate of Parent or (y) representing Dissenting Shares (collectively, the "Certificates"), upon surrender of such Certificates and a duly executed Letter of Transmittal to the Exchange Agent, shall be entitled to receive in exchange therefor the Total Per Share Merger Consideration for the number of Shares evidenced by such Certificate, and such Certificate shall, after such surrender, be marked as canceled.
(c) If any consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Certificate accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
(d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall pay such portion of the Closing Merger Consideration as may be required pursuant to this Agreement in exchange therefor, without interest thereon, upon the making of an affidavit of that fact by the holder thereof, together with an unsecured indemnity in customary form in favor of the Surviving Corporation, as a condition precedent to the payment of any Closing Merger Consideration attributable to such Shares.
(e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any Shares.  Until surrendered as contemplated by this Section 2.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Total Per Share Merger Consideration as may be required pursuant to this Agreement in exchange for each Share represented by such Certificate.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled, delivered to the Exchange Agent and exchanged for the Total Per Share Merger Consideration as may be required pursuant to this Agreement for each Share represented by such Certificate.

(f) Any monies made available to the Exchange Agent for payment to the Stockholders pursuant to this Agreement that remain unclaimed by the Stockholders two years after the Effective Time will be returned to the Surviving Corporation upon demand.  Any such Stockholder who has not exchanged Shares for the Total Per Share Merger Consideration in accordance with this ARTICLE II prior to that time thereafter will look only to the Surviving Corporation for payment of the Total Per Share Merger Consideration in respect thereof.  Any monies payable to the Stockholders pursuant to this Agreement that remain unclaimed by the Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law or Court Order, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.  Neither Parent, the Exchange Agent nor the Surviving Corporation shall be liable to any Stockholder otherwise payable to the Stockholders pursuant to this Agreement that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 2.12  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, each Share that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has properly demanded in writing appraisal for such shares in accordance with Section 1301 of the California Corporations Code (the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable Total Per Share Merger Consideration, but shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Section 1300 et seq. of the California Corporations Code; provided, however, that if such Stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the California Corporations Code, each Share of such Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Total Per Share Merger Consideration, without interest, and such Share shall no longer be a Dissenting Share.  The Company shall provide notice in accordance with Section 1301 of the California Corporations Code to each Stockholder entitled to appraisal rights.  The Company shall give prompt notice to Parent of any demands received by the Company for appraisals of Shares, Parent shall have the right to direct all negotiations and proceedings with respect to such demands, Parent shall have the right to approve any payment made in respect of Dissenting Shares and the Company shall cooperate with Parent in connection therewith and take all actions reasonably requested by Parent.
Section 2.13  Merger Consideration Adjustment.
(a) As soon as practical, but in no event later than 60 days after the Closing Date, Parent shall prepare and deliver to the Representative a statement setting forth Parent's calculation of Closing Working Capital (including each component thereof, calculated in accordance with the Company's historical practices using the Company Methodology), Closing Cash, Closing Indebtedness and Closing Transaction Fees (the "Initial Calculation"), together with such schedules and data with respect to the determination of the Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Fees as may be appropriate to support such Initial Calculation.

(b) Within 30 days after receipt by the Representative of the Initial Calculation by Parent, the Representative may deliver to Parent a written notice (the "Calculation Notice") either (i) advising Parent that the Representative agrees with and accepts the Initial Calculation or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculation that the Representative disputes and of what the Representative believes is the correct calculation of Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Fees, as applicable.  The Representative and the accountants engaged by the Representative shall be entitled to review the Surviving Corporation's working papers, trial balances and similar materials for purposes of reviewing the Initial Calculation.  Without limiting the generality of the foregoing, the Surviving Corporation shall provide the Representative and the accountants engaged by the Representative with (i) the reasonable assistance of the personnel of the Surviving Corporation and (ii) timely and reasonable access, during the Surviving Corporation's normal business hours, to the Surviving Corporation's personnel, properties, books and records, in each case at the Surviving Corporation's expense.  If the Representative does not submit a Calculation Notice within the 30-day period provided herein, then the Initial Calculations shall become final and shall not be subject to further review, challenge or adjustment.  Parent and its accountants shall be entitled to review the working papers, trial balances and similar materials relating to the Representative's preparation of its Calculation Notice.  If Parent shall concur with the Calculation Notice, or if Parent shall not object to the Calculation Notice in a writing received by the Representative within 30 days after Parent's receipt of the Calculation Notice, the calculation of each of the Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Fees set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.
(c) In the event that the Representative and Parent are unable to resolve any disputes regarding the Closing Working Capital, Closing Cash, Closing Indebtedness or Closing Transaction Fees, as applicable, within 15 days after the date of Parent's objection to the Calculation Notice, then such disputes shall be referred to such office of a recognized firm of independent certified public accountants selected by mutual agreement of Parent and the Representative (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment, absent fraud.  The Settlement Accountants shall determine the Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Fees, as applicable, in accordance with the standards and methodologies described in this Section 2.13 and shall be instructed by Parent and the Representative to use their reasonable best efforts to reach such determination not more than 30 days after such referral.  Nothing herein shall be construed to authorize or permit the Settlement Accountants to resolve any item in dispute by making an adjustment to the Initial Calculations that is outside of the range for such item defined by the Initial Calculations and the Calculation Notice.  In calculating the Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Fees, the Settlement Accountants shall be limited to addressing only the particular disputes referred to in the Calculation Notice.  Each party shall pay its own costs and expenses incurred in connection with this Section 2.13; provided, however, that the Representative, on the one hand, and Parent, on the other hand, shall each pay one half of the fees and expenses of the Settlement Accountants.

(d) The "Final Merger Consideration" shall mean an amount equal to: (i) the Base Purchase Price; minus (ii) the amount, if any, by which the Closing Cash Target exceeds Closing Cash, as finally determined in accordance with this Section 2.13, minus (iii) Closing Indebtedness, as finally determined in accordance with this Section 2.13, minus (iv) the amount, if any, by which the Working Capital Target exceeds Closing Working Capital, as finally determined in accordance with this Section 2.13, minus (v) Closing Transaction Fees, as finally determined in accordance with this Section 2.13, minus (vi) the Exchange Amount.  The "Adjustment Amount," which may be positive or negative, shall mean (i) the Final Merger Consideration minus (ii) the Estimated Merger Consideration.
(e) If the Adjustment Amount is positive, then Parent shall, or shall cause the Surviving Corporation to, deliver to the Representative, by wire transfer of immediately available funds to an account designated in writing by the Representative, an amount equal to the Adjustment Amount, with the Representative to pay to each Stockholder (including the Rollover Stockholders) an amount equal to (i) the Adjustment Per Share Distribution Amount multiplied by (ii) the number of Shares owned by such Stockholder immediately prior to the transactions contemplated by this Agreement.  If the Adjustment Amount is a negative number, then Parent and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the Escrow Account to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount equal to the absolute value of the Adjustment Amount; provided, however, that if and to the extent the funds in the Escrow Account are insufficient to make the full payment required to be paid to Parent pursuant to this Section 2.13(e), then the Representative shall pay to Parent an amount equal to such deficiency, by wire transfer of immediately available funds to an account designated in writing by Parent.
(f) Amounts paid pursuant to this Section 2.13 shall be deemed an adjustment to the Estimated Merger Consideration.  Any payments made by any Person pursuant to this Section 2.13 shall be made by wire transfer of immediately available funds within 10 Business Days after the date on which the Closing Working Capital, Closing Cash, Closing Indebtedness and Transaction Fees are final and binding on the parties.
Section 2.14  Withholding Rights.  Each of the Company, Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law.  If the Company, Surviving Corporation, Parent or the Exchange Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Company, Surviving Corporation, Parent or the Exchange Agent, as the case may be, made such deduction and withholding.
ARTICLE III

Representations And Warranties Of The Company
Except as set forth on the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the "Company Disclosure Schedule"), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, the Company hereby represents and warrants to each of Parent and Acquisition Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1  Organization of the Company.  The Company is duly incorporated, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets and to perform its obligations under its Material Contracts.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  Copies of the Articles of Incorporation and the Company's bylaws, and all amendments thereto, heretofore made available to Parent, are true and correct as of the date hereof.  The Company is not in violation of the Articles of Incorporation or the Company's bylaws in any material respect.  The Company does not have any Subsidiaries.
Section 3.2  Authorization.
(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company.  No other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by all other parties hereto, is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
(b) The affirmative vote of the holders of a majority of all Shares outstanding on the record date is the only votes necessary to be obtained from the holders of any class or series of the capital stock of the Company to approve this Agreement and the Merger (such affirmative vote, whether at a meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, shall herein be referred to as "Stockholder Approval").
(c) The board of directors of the Company has unanimously duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interest of the Company's Stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of the California Corporations Code that the Agreement be approved by the Company's board of directors, (iii) directing that this Agreement and the Merger be submitted to the stockholders for adoption and approval, and (iv) resolving to recommend approval and adoption of this Agreement and approval of the Merger by the Company's Stockholders in connection with the Stockholder Consent.

Section 3.3Capitalization of the Company.
(a) The Company's authorized capital stock consists of 5,000,000 shares of stock of a single class, of which 1,025,940 shares are issued and outstanding on the date hereof.  Section 3.3(a) of the Company Disclosure Schedule sets forth the number of shares of stock of the Company that are issued and outstanding as of the date hereof, all of which shares are held of record by the Persons set forth on Section 3.3(a) of the Company Disclosure Schedule in the amounts set forth opposite such Person's name.  All issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, to the Knowledge of the Company, other than Permitted Share Encumbrances, are free of preemptive rights and Encumbrances, were offered, issued and sold by the Company in compliance with all applicable securities Laws and were not issued in violation of any purchase or call option, right of first refusal, subscription rights, consent rights, preemptive rights or any other similar rights.  The Company has no treasury shares.
(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iv) statutory preemptive rights or contractual rights of first refusal to which the Company is a party with respect to the capital stock, (v) stock appreciation rights, phantom stock, participation rights, profits interests or similar plans or rights pursuant to which the Company has any obligations, (vi) voting trusts, proxies, or similar agreements to which the Company is a party with respect to the capital stock of the Company, (vii) limitations on voting rights with respect to shares of the Company, or (viii) shares of capital stock that are restricted or otherwise subject to forfeiture for any reason.
Section 3.4  Assets.  The Company has good and valid title to or, in the case of leased or subleased Assets, valid leasehold interests in, the Assets reflected in the Interim Financial Statements and the Assets acquired since the Interim Balance Sheet Date (other than such Assets which have been sold in the Ordinary Course of Business or otherwise as permitted under Section 6.1(f)), and, except as set forth on Section 3.4 of the Company Disclosure Schedule, such Assets are free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth on Section 3.4 of the Company Disclosure Schedule, the Assets are sufficient for the continued conduct of the Business after the Effective Time in substantially the same manner as currently conducted and conducted during the 12-month period ending on the date of this Agreement and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted and conducted during the 12-month period ending on the date of this Agreement.  Except as set forth on Section 3.4 of the Company Disclosure Schedule, all of the Assets used in the Business and owned by the Company are in good operating condition and repair (except for ordinary wear and tear).

Section 3.5  Material Contracts.
(a) Section 3.5(a) of the Company Disclosure Schedule lists each of the following Contracts to which the Company is a party or by which it or the Assets is bound (collectively, the "Material Contracts"), with all such Material Contracts disclosed on Section 3.5(a) of the Company Disclosure Schedule identified by reference to the specific clause of this Section 3.5 to which such Material Contract relates:
(i)                  Contracts with Major Customers;
(ii)                 Contracts with Major Suppliers;
(iii)                Contracts evidencing Indebtedness or granting an Encumbrance on any Asset;
(iv)                Contracts relating to the acquisition or disposition of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);
(v)                 Contracts relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person to which the Company is a party or by which it or any of its assets is bound;
(vi)               Contract that restricts or purports to restrict the ability of the Company to engage in the Business or any line of business, compete with any Person, compete in any jurisdiction or geographical area, or solicit or hire any Person for business, employment or other purposes;
(vii)               Contracts that requires the use of any supplier or third party for all or substantially all requirements or needs of the Company relating to any products or services;
(viii)              Contracts providing for most-favored pricing or any similar provision requiring the Company to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;
(ix)                Contracts with Related Parties;
(x)                 Contracts providing for indemnification by the Company outside the Ordinary Course of Business;
(xi)                Contracts relating to any capital lease or any other lease relating to equipment or machinery of the Company providing for annual rental payments in excess of $50,000;
(xii)               Contracts relating to the use of Business Intellectual Property;
(xiii)              Contracts with any Governmental Entity;
(xiv)              power of attorneys and other similar agreements or grants of agency;

(xv)              all (A) employment agreements and (B) Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and, in either case, which are not cancellable without material penalty or without more than 30 days' notice;
(xvi)              all collective bargaining agreements or Contracts with any labor organization, union, group or association to which the Company is a party; and
(xvii)             Contracts not otherwise covered by clauses (i) through (xvi) involving annual payments to the Company or by the Company in excess of $50,000.
(b) The Company has made available to Parent true and correct copies of such Material Contracts.  Each of the Material Contracts is in full force and effect, and the Company is not in Default under any of the Material Contracts.  The Company has not received notice of termination or cancellation, or that the Company is in Default (which Default has not been cured or otherwise waived), under any of the Material Contracts.  Except as provided on Section 3.5(b) of the Company Disclosure Schedule, the Company has no Knowledge of any Default under any of the Material Contracts by the other parties thereto.  Each Material Contract is valid and enforceable by and against the Company and, to the Knowledge of the Company, each Material Contract is valid and enforceable against the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
Section 3.6  Property.
(a) Owned Real Property.
(i) Section 3.6(a)(i) of the Company Disclosure Schedule contains a true, complete, and correct list of all Owned Real Property, setting forth the address, and owner of each parcel of real property.  No other real property is used in the current operation of the Business.
(ii) There are no outstanding options, repurchase rights, rights of first option, or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein, to which the Company is a party, and the Company has no knowledge of any such options, repurchase rights, rights of first option, or rights of first refusal.  No third party is in possession of any of the Owned Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions, or other Contracts granting to any third party the right of use or occupancy of any portion of the Owned Real Property.
(iii) The Company has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances (including any leases, subleases, licenses, concessions, or other agreements (written or otherwise) by or pursuant to which the Company grants to any party or parties the right of use or occupancy of any portion of the Owned Real Property), except (A) those disclosed on Section 3.6(a)(iii) of the Company Disclosure Schedule and (B) Permitted Encumbrances.  Such items disclosed on Section 3.6(a)(iii) of the Company Disclosure Schedule and the Permitted Encumbrances do not materially adversely affect the Company's ability to use the Owned Real Property as reasonably necessary for the operation of the Business of the Company, consistent with past practice. The Company has not transferred any air, mineral, or development rights relating to the Owned Real Property.
(iv) To the Knowledge of the Company, all buildings, structures, fixtures, facilities, and improvements on the Owned Real Property ("Structures") are located within the boundary lines of the Owned Real Property, are not encroached upon, are not in violation of any applicable setback requirement, Law, restriction, or similar agreement, and do not encroach in any material way on any other property or any easement that may burden the Owned Real Property.  To the Knowledge of the Company, the Company's use and occupancy of the Owned Real Property does not violate any Law, restriction, or similar agreement in any material respect.  To the Knowledge of the Company, the Owned Real Property has direct vehicular access to at least one public roadway, and the Company has not received any written notice of, and has no Knowledge of, any fact or condition that will result in the termination of any existing access to or from any of the Owned Real Property and any public right of ways and roads.
(v) No portion of the Owned Real Property is subject to any pending condemnation proceeding or proceeding by any Governmental Entity or other authority, and, to the Knowledge of the Company, there is no threatened condemnation or proceeding with respect thereto.
(vi)   To the Knowledge of the Company, the Owned Real Property and the use and operation thereof in connection with the Business complies, in all material respects, with all applicable Contracts and all applicable Laws of any Governmental Entity having jurisdiction over any portion of such Owned Real Property, including those relating to zoning, land use, safety, health, employment and employment practices, and access by the handicapped, covenants, conditions, restrictions, easements, disposition Contracts, and similar matters affecting such Owned Real Property.  The Company has made available to Parent originals, or true and correct copies, of: (A) all local land use development plans (including site plans, special use permits, and variances) for the Owned Real Property in possession or control of the Company, (B) all title reports, commitments and policies, all environmental reports and studies, all engineering, geologic, and other similar reports, documentation, plats, and maps relating to the Owned Real Property in the possession or control of the Company or the Stockholders, and (C) all surveys, plans and specifications, as-built plans, contracts, warranties, certificates of occupancy, and building and/or physical inspection reports in connection with the improvements thereon in possession or control of the Company.
(vii) The Company has no Knowledge of, nor has received written notice of or an order by, any Person, any insurance company that has issued a policy with respect to any of the Owned Real Property, or any board of fire underwriters or other body exercising similar functions that (x) relates to violations of building, safety, fire. or other ordinances or regulations, (y) claims any defect or deficiency with respect to any of the Owned Real Property, or (z) requests the performance of any repairs, alterations, or other work to or in any of such Owned Real Property or in the streets bounding the same, where any such violation, claim, or request remains outstanding or unaddressed.

(viii) Except as set forth on Section 3.6(a)(viii) of the Company Disclosure Schedule, the Owned Real Property is in good operating condition, normal wear and tear excepted, and is suitable for the operation of the Business.  Except as set forth on Section 3.6(a)(viii) of the Company Disclosure Schedule, all Structures and all structural, mechanical, and other physical systems thereof that constitute part of the Owned Real Property, including the walls, roofs, and structural elements thereof and the heating, ventilation, air-conditioning, plumbing, electrical, communications, mechanical, water, sewer, wastewater, storm water, paving, parking equipment, systems and facilities included therein and other material items located on the Owned Real Property (collectively, the "Tangible Real Assets"), are free of material defects, in good operating condition and repair and fit for the particular purpose for which they are used.  Except as set forth on Section 3.6(a)(viii) of the Company Disclosure Schedule, no maintenance or repair to the Owned Real Property, the Structures, or any Tangible Real Asset has been unreasonably deferred.
(ix) Except as set forth on Section 3.6(a)(ix) of the Company Disclosure Schedule, all water, sewer, gas, electric, telephone, communications, and drainage facilities, and all other utilities required by any applicable Law of any Governmental Entity or by the use and operation of the Owned Real Property in the operation of the Business, are installed at the Owned Real Property, are connected pursuant to valid Permits to municipal or public or other utility services or proper drainage facilities, are fully operable and are adequate to service the Owned Real Property in the operation of the Business in the Ordinary Course and to permit full compliance, in all material respects, with the requirements of all Governmental Entities in the operation of the Business in the Ordinary Course.
(x) No portion of the Owned Real Property or the Structures has suffered any damage by fire or other casualty that has not heretofore been completely repaired and restored to its original condition.  No portion of the Owned Real Property has flooded in the past five years.  No portion of the Owned Real Property is located in a wetlands area, as defined by Governmental Entities, or in a designated or recognized flood plain, flood plain district, flood hazard area, protected area or area of similar characterization.
(xi) The Company has obtained all Permits required in connection with the construction, repair, maintenance, ownership, use and occupation of the Owned Real Property and operation of the Business thereon, and each such Permit is in good standing, valid and effective in accordance with its terms and the Company is not in Default thereunder.  The Company has made available to Parent true and correct copies of all such Permits.  No event has occurred which constitutes or, after notice or lapse of time, or both, would constitute a breach or default under any such Permit or would permit modification, revocation or termination of any such Permit.  There is no proceeding pending or, to the Knowledge of the Company, threatened regarding suspension or cancellation of any such Permit.  Except as set forth on Section 3.6(a)(xi) of the Company Disclosure Schedule, none of such Permits will lapse, terminate, expire or otherwise be modified as a result of the performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

(b) Leased Real Property.  The Company does not lease, sublease, license, use or otherwise occupy, and has never leased, licensed, sublet, used or otherwise occupied, any Real Property.
Section 3.7  No Conflict or Violation.  Except as set forth on Section 3.7 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) result in or constitute a Default under the Articles of Incorporation or the Company's bylaws, (b) result in or constitute a Default under any Contract, (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Court Order, Law or Permit, or (d) give rise to additional rights under the Material Contracts or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or Assets of the Company.
Section 3.8  Financial Statements.  The Company heretofore has made available to Parent true and correct copies of the Financial Statements.  The Financial Statements (a) have been prepared in accordance with the books and records of the Company, (b) have been prepared consistent with the Company's historical practices, and (c) fairly present in all material respects the financial position and results of operations of the Company for the periods covered and as of the respective dates thereof (except, in each case, that the Interim Financial Statements may not contain all the footnote disclosures required by GAAP and are subject to normal year-end adjustments (none of which, individually or in the aggregate, are material)).
Section 3.9  Taxes.
(a) All Tax Returns required to have been filed by the Company have been timely filed (taking into account applicable periods of extension for filing).  Each such Tax Return is correct and complete in all material respects.  The Company has timely paid all Taxes due and payable (whether or not shown on such Tax Returns).
(b) Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, the unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto).  Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.
(c) The Company is not currently subject to an Action with respect to Taxes or any Tax Returns.  No deficiencies for Taxes of the Company have been claimed, proposed or assessed in writing by any taxing authority which deficiencies have not been settled and paid.  There are no Encumbrances on any of the Assets with respect to Taxes other than Permitted Encumbrances.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax Return or Tax assessment or deficiency which waiver or extension remains in effect.  To the Knowledge of the Company, no written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid.
(e) The Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.
(f) The Company is not a party to any Tax allocation or sharing agreement.
(g) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated, unitary or similar group for other income Tax purposes.   The Company does not have any Liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.
(h) The Company has not entered into any "reportable transaction" for purposes of Treasury Regulation Section 1.6011-4(b).
(i) The Company is not the beneficiary of any extension of time within which to file any Tax Return which has not been filed.  No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(j) Section 3.9(j) of the Company Disclosure Schedule lists all federal, state, local, and foreign Tax Returns of the Company for taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has made available to Parent correct and complete copies of all Tax Returns of the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2014.
(k) The Company has never been a US real property holding corporation within the meaning of Section 897 of the Code.
(l) The Company has not agreed to and is not required to make by reason of a change in accounting method, or could be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code.
(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) cancellation of indebtedness income, or (iv) change in accounting method.

(n) The Company uses the accrual method of accounting for income Tax purposes.
Section 3.10  Compliance with Environmental Laws.  Except as set forth on Section 3.10 of the Company Disclosure Schedule:
(a) the Owned Real Property and all activities and conduct of the Company thereon comply and have complied with Environmental Laws in all material respects;
(b) there has been no disposal, release, or threatened release of Substances on, under, in or about the Owned Real Property that has subjected, or that would be reasonably likely to subject, the Company to Liability under any Environmental Law;
(c) the Company has not assumed environmental Liabilities by Contract or by operation of law;
(d) the Company has made available to Parent true and correct copies of all environmental assessments and reports prepared at the direction or request of the Company since January 1, 2014;
(e) the Company has not disposed or arranged for disposal of Substances on any Real Property owned or leased by another Person in a manner or in quantities that would be reasonably likely to subject the Company to Liability under any Environmental Law;
(f) no sumps, lagoons, ponds, collection dumps, pits, disposal facilities, surface or subsurface impoundments, or aboveground or underground storage tanks containing Substances are or have been located at, on or under the Owned Real Property;
(g) neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws;
(h) the Company has not been served with written notice of any material Environmental Claims that are currently outstanding, and no material Environmental Claims are pending or, to the Knowledge of the Company, threatened, against the Company by any Governmental Entity or any other Person under any Environmental Laws; and
(i) without limiting the generality of the foregoing, the Company has no outstanding legal or contractual obligation or any unresolved enforcement action or liability pursuant to any Environmental Law, including any investigation, cleanup, removal, response activity, remediation, or corrective action obligation, any financial commitment or obligation, or any indemnification obligation owed to any third party, relating to the Owned Real Property, any formerly owned or operated property, or any offsite disposal location.
(j) The Company has Environmental Permits necessary to operate the business in the manner it is currently conducted, and all such Environmental Permits are current, valid and in full force and effect.  To the Knowledge of the Company, there is no reason that any such Environmental Permit will be revoked, denied, restricted, or not renewed or reissued in the ordinary course.

Section 3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule lists a true and complete list of each (i) "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, contributed to, or required to be contributed to, by the Company or any trade or business which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate") for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company or any ERISA Affiliate has any Liability with respect to any current employee, director, officer or independent contractor of the Company, but in all cases, excluding any multiemployer plan, as described in Section 3(37) of ERISA, and plans, programs and arrangements maintained outside of the United States (collectively, the "Employee Plans").
(b) None of the Employee Plans are maintained, contributed to or required to be contributed to outside the United States.
(c) Neither the Company nor any of its ERISA Affiliates sponsors or contributes to, nor within the six years preceding the date hereof has sponsored, contributed to, had an obligation to contribute to or was a contributing sponsor of, any plan subject to Title IV of ERISA (including any "multiemployer plan" within the meaning of Section 3(37) of ERISA).
(d) The Company has made available to Parent true and correct copies of (i) the most recent annual report on Form 5500 filed with the IRS for each Employee Plan for which such report is required, (ii) the plan documents and trust agreements, if any, with amendments, governing each Employee Plan, (iii) the most recent IRS determination, opinion or notification letter relating to each Employee Plan intended to be qualified under Section 401(a) of the Code, (iv) the current summary plan description, if any, required by ERISA, for each Employee Plan, (v) all insurance contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Employee Plan, (vi) the most recent, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.
(e) Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and each such Employee Plan is so qualified and exempt from taxes.

(f) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Employee Plans.  Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other Laws.
(g) Each Employee Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code) has been operated in compliance with Section 409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance, so that no amounts paid pursuant to any such Employee Plan are subject to tax under Section 409A of the Code.
(h) The Company's execution of, and performance of the transactions contemplated by, this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Plan, (iv) require any contributions or payments to fund any obligations under any Employee Plan, or (v) limit the right to merge, amend or terminate any Employee Plan.  No payment which is or may be made by, from or with respect to any Employee Plan to any employee, former employee, director, officer or independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an "excess parachute payment" under Section 280G of the Code.
(i) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or applicable state law.
(j) To the Knowledge of the Company, there are no pending audits or investigations by any Governmental Entity involving any Employee Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings involving any Employee Plan, any fiduciary thereof or service provider thereto, nor, to the Knowledge of the Company, is there any reasonable basis for any such claim, suit or proceeding.
(k) The Company and each ERISA Affiliate has, for purposes of each Employee Plan and for all other purposes, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.
Section 3.12 Compliance with Law.  Except as set forth on Section 3.12 of the Company Disclosure Schedule, the Company is currently in compliance in all material respects with, and since January 1, 2014 have been in compliance in all material respects with, all Laws and Court Orders.  The Company has not received any written notice to the effect that it is not in compliance with any such Laws or Court Orders and the Company has no Knowledge of any facts that are likely to result in violations of any of the foregoing.

Section 3.13  Permits.  The Company heretofore has made available to Parent a true and correct copies of all material Permits, including any Permit required under any Environmental Law, used in the operation of the Business or otherwise held by the Company in connection with the Business, all of which are in full force and effect.  Such Permits constitute all of the licenses, franchises, permits and other authorizations necessary for the Company to own, operate, use and maintain the Assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted.  The Company is not in Default under any such Permit, and the Company has not received any written notice of any claim of Default with respect to any such Permit.
Section 3.14  Consents and Approvals.  Except (a) as set forth on Section 3.14 of the Company Disclosure Schedule, (b) for filings and Permits as may be required under, and other applicable requirements of, state securities Laws, (c) for the filing and recordation of the Agreement of Merger as required by the California Corporations Code, and (d) for the Stockholder Approval, no permit, consent, approval, authorization or notice of, declaration to or filing or registration with any Person (whether under a Material Contract, with a Governmental Entity or otherwise) is required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.
Section 3.15  Litigation.  Except as set forth on Section 3.15 of the Company Disclosure Schedule, there has not been during the past four-year period any Actions against the Company, nor is there any Action pending or, to the Knowledge of the Company, threatened against the Company.  To the Knowledge of the Company, there is not any investigation pending or threatened in which the Company is the subject or target by any Governmental Entity.  Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company is not subject to any outstanding Court Order.  As of the date of this Agreement, there is no pending audit by a Major Customer occurring at the Company outside of the Ordinary Course of Business.
Labor Matters.
(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all employees of the Company, with each employee's start date, job title, rate of compensation (including, as applicable, hourly rate or salary), location, and Fair Labor Standards Act classification (exempt or non-exempt).
(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a list of all independent contractors who currently provide services to the Company, with the dates of service, description of service, and compensation arrangement.
(c) The Company is not a party to any collective bargaining agreements with any labor organization, union, group or association.  To the Knowledge of the Company, since January 1, 2014, there has not been any union organizing efforts.  There is no strike, slowdown, work stoppage, lockout or other concerted refusal to work pending or, to the Knowledge of the Company, threatened, and there have been no such actions or disputes since January 1, 2014.

(d) Since January 1, 2014, the Company has not taken any action that would constitute a "mass layoff," "mass termination," "plant closing," or similar triggering event within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and/or any similar federal, state, local or foreign plant closing or collective dismissal Laws ("WARN Act Laws") or that could otherwise trigger notice requirements or Liability under the WARN Act Laws.
(e) Except as set forth on Section 3.16(e) of the Company Disclosure Schedule, the Company (i) is not a party to any employment agreements other than at-will employment agreements; (ii) is not a party to any employment agreements that contain severance terms; and (iii) does not have any employee who is a party to, or is otherwise bound by, any agreement that adversely affects or restricts the performance of the employee's duties for the Company, including any confidentiality or non-competition agreement between any such employee and a third party.
(f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, the Company is not a party to, or subcontractor with respect to, any Contract with a Governmental Entity and has not been a party to, or subcontractor with respect to, any such Contract since January 1, 2014.
(g) Except as set forth on Section 3.16(g) of the Company Disclosure Schedule, since January 1, 2014, the Company is in compliance in all material respects with all applicable Court Orders and Laws, including ERISA and the Code, respecting employment and employment practices, including the classification of workers as employees or independent contractors, terms and conditions of employment, wages and hours, immigration, occupational health and safety, equal employment opportunity and affirmative action.
(h) Since January 1, 2014, (i) all persons who have performed services for the Company as independent contractors have been properly classified as such; (ii) all employees of the Company have provided satisfactory evidence, including providing a Form I-9, that the person is legally and lawfully entitled to be employed in the United States; and (iii) the Company has properly classified each current and former employee as exempt or non-exempt under the Fair Labor Standards Act or any comparable applicable law and has paid or properly accrued in the Ordinary Course of Business all wages and compensation due to such employees, including overtime pay, vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.
(i) Except as set forth on Section 3.16(i) of the Company Disclosure Schedule, there is no unfair labor practice,  labor, workplace or employment-related or similar Action pending or, to the Knowledge of the Company, threatened against or involving the Company before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the IRS or any other Governmental Entity in any way relating to current or former employees or independent contractors of the Company, nor have there been since January 1, 2014.  The Company is not a party to, nor otherwise bound by, any consent decree, settlement, or conciliation agreement with any Governmental Entity relating to prospective, current, or former employees or employment practices.

Section 3.17  Intellectual Property.
(a) As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, and all improvements, modifications and enhancements thereto, compilations and derivatives thereof, and all licenses related thereto, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks, business names, fictitious business names, uniform resource locators (URLs), domain names and trade dress, whether registered or unregistered, and registrations, applications to register and all of the goodwill of the Business related to the foregoing (collectively, "Trademarks"), (ii) patents and patent applications, including reissues, continuations, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, and any foreign or international equivalent of any of the foregoing (collectively, "Patents"), (iii) all copyrights, copyrightable works and databases, including any Software and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto (collectively, "Copyrights"), (iv) all computer systems and software programs, including all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works thereto; and all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications), firmware and middleware associated with the foregoing (collectively, "Software"), and (v) all confidential know-how, inventions, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, prototypes, sales methods, technology and product roadmaps and other proprietary or confidential information, including customer lists to the extent the foregoing are not otherwise covered under this Section 3.17 (collectively, "Trade Secrets").
(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all Intellectual Property owned, in whole or in part, or licensed by the Company that is used, in whole or in part, in the Business as conducted on the date of this Agreement, other than standard, off-the-shelf Software commercially available on standard terms from third-party vendors used in the Business (collectively "Business Intellectual Property").
(c) The Company owns all rights, title and interest in the Business Intellectual Property or (ii) possesses licenses or other valid rights to use the Business Intellectual Property in the manner in which the Company has used, is using or is currently intending to use the Business Intellectual Property.  Without limiting the foregoing, the Business Intellectual Property (other than Business Intellectual Property Section 3.17(c) of the Company Disclosure Schedule identifies as licensed from third parties) has been: (i) developed by employees of the Company within the scope of their employment who have assigned their rights to the Company pursuant to enforceable written agreements, (ii) developed by independent contractors or agents who have assigned their rights to the Company pursuant to enforceable written agreements, or (iii) otherwise acquired by the Company from a third party who has assigned all the Intellectual Property rights and ownership of all Intellectual Property it has developed on the Company's behalf to the Company.  No open source or public library Software, including any Software licensed pursuant to any GNU public license, is or was used in the creation, development or modification of, or is or was incorporated into, any Business Intellectual Property (other than Business Intellectual Property Section 3.17(c) of the Company Disclosure Schedule identifies as licensed from third parties), and, to the Knowledge of the Company, in Business Intellectual Property Section 3.17(c) of the Company Disclosure Schedule identifies as licensed from third parties.
(d) (i) No Action is pending or, to the Knowledge of the Company, has been threatened by any third party, and (ii) the Company has not received written notice of any such Action that (A) alleges that any Business Intellectual Property, or the use thereof, infringes, violates, dilutes or misappropriates, or has infringed, violated, diluted or misappropriated (collectively "Infringes"), the rights of any Person, (B) challenges the ownership, validity or enforceability of any Business Intellectual Property or (C) alleges that the conduct of the Business, including any products or services, or the use, offer or provision thereof by the Company, may Infringe or may have Infringed the rights of any Person.  Neither the conduct of the Business, including any products or services offered by the Company, nor the use, offer or provision thereof by the Company, nor any Business Intellectual Property (other than Business Intellectual Property Section 3.17(d) of the Company Disclosure Schedule identifies as licensed from third parties), and, to the Knowledge of the Company, in Business Intellectual Property Section 3.17(d) of the Company Disclosure Schedule identifies as licensed from third parties, or the use thereof, Infringes or has Infringed the rights of any Person.
(e) No claim is currently pending or, to the Knowledge of the Company, has been threatened against any Person in which the Company alleges that such Person Infringes any Business Intellectual Property.  To the Knowledge of the Company, no Person is Infringing the rights of the Company in the Business Intellectual Property.
(f) The Company has taken commercially reasonable measures to protect and preserve the security, confidentiality and value of all Business Intellectual Property, including material Trade Secrets.  Without limiting the foregoing, (i) no third party has misappropriated any Trade Secrets owned by the Company, (ii) to the Knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business and (iii) to the Knowledge of the Company, no employee, independent contractor or agent of the Company is in Default of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Business Intellectual Property.  No funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Business Intellectual Property.
(g) Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, the Company has not assigned, licensed, leased, sold, placed in escrow or otherwise transferred, disposed of or released any interest which the Company has or had in or to any Business Intellectual Property.

(h) The Company has obtained all approvals necessary for exporting the Company's Intellectual Property, including Software, to each country outside the United States in accordance with all applicable United States export control regulations, and importing the Company's Intellectual Property, including Software, into any country in which the Company's Intellectual Property is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.
(i) To the Knowledge of the Company, there are no Encumbrances that have been filed or recorded against any of the Business Intellectual Property.
(j) The Business Intellectual Property is pending and, to Knowledge of the Company, is valid and enforceable.
(k) To the Knowledge of the Company, the Company owns or otherwise possesses sufficient rights under all intellectual property rights that are currently employed by the Company in connection with the Business.
Section 3.18  Insurance.  The Company has in place insurance policies in amounts and types that are prudent and customary in the industry for similar companies and sufficient to cover the full value of all of its Assets.  Section 3.18 of the Company Disclosure Schedule sets forth all policies of insurance ("Insurance") maintained by the Company on the date hereof with respect to the Business, the Assets or the employees of the Company, including for each such policy the type of coverage, the insurer, the expiration date, and the amounts of coverage.  All Insurance is in full force and effect, no notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect thereto and there is no existing Default by any insured thereunder.  There are no pending claims under any Insurance that have been disallowed, denied or disputed and, to the Knowledge of the Company, there is no basis for denial of any claim under any Insurance.  Except as disclosed on Section 3.18 of the Company Disclosure Schedule, there are no claims pending or, to the Knowledge of the Company, threatened against any Insurance maintained by the Company.  All premiums and other amounts due on Insurance have been paid, and the Company has complied in all material respects with the provisions of all Insurance.  The Company has made available to Parent true and correct copies of all Insurance.
Section 3.19  Brokers.  No investment banker, broker, finder or other Person is entitled to any commission, fee or similar payment in connection with this Agreement or with the transactions contemplated by this Agreement as a result of any actions or commitments of the Company or any of its Affiliates.
Section 3.20  No Undisclosed Liabilities; Indebtedness.
(a) There are no Liabilities of the Company except: (i) those reflected or otherwise reserved against in the Interim Balance Sheet in amounts that have been established on a basis consistent with past practices of the Company; (ii) those arising subsequent to the Interim Balance Sheet Date in the Ordinary Course of Business, none of which (A) constitute or would constitute a violation or breach of any condition or covenant in this Agreement or (B) is a Liability for breach of contract, tort, infringement, misappropriation or a claim or lawsuit; and (iii) those set forth on Section 3.20(a) of the Company Disclosure Schedule.

(b) Other than as set forth on Section 3.20(b) of the Company Disclosure Schedule, the Company has no Indebtedness that is outstanding as of the date hereof.
Section 3.21  Absence of Changes.
(a) Except as otherwise contemplated or permitted by, or as a consequence of, this Agreement, and except as set forth on Section 3.21 of the Company Disclosure Schedule, from the Year-End Balance Sheet Date through the date of this Agreement, the Business of the Company has been conducted in all material respects in the Ordinary Course of Business, and there has not been:
(i) any purchase, redemption, issuance, or other acquisition or disposition by the Company of any Shares;
(ii) any acquisition or disposition by the Company of any Assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate;
(iii) any increase in the salary or other compensation payable to any of the employees, consultants or independent contractors (including its executive officers or directors) of the Company, or commitment to pay any bonus or other additional salary or compensation to any of the employees or consultants of the Company, other than customary compensation increases to employees made in the Ordinary Course;
(iv) any entry into, adoption, amendment or termination of any Employee Plan, other than amendments required by Law;
(v) any damage, destruction, loss, casualty or other extraordinary loss to property or assets of the Company, whether or not covered by insurance, which individually or in the aggregate exceed $25,000;
(vi) (A) any acquisition, by merger, consolidation or acquisition of stock or assets, of any corporation, partnership or other business organization or division thereof or any equity interest therein or (B) any authorization of any new capital expenditure or expenditures which individually is in excess of $25,000 or in the aggregate are in excess of $100,000;
(vii) any authorization for issuance, sale, delivery or agreement or commitment to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other equity securities or equity equivalents (including any options or appreciation rights);

(viii) (A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities, except for borrowings under existing lines of credit in the Ordinary Course of Business, (B) any assumption, guarantee, endorsement or other Liability or responsibility, whether directly, contingently or otherwise, for the obligations of any other Person except in the Ordinary Course of Business, or (C) any loans, advances or capital contributions to or investments in any other Person;
(ix) any Encumbrance placed on, any of the Assets of the Company;
(x) entry into, modification, or termination of any Material Contract;
(xi) any revaluation in any material respect of any of the Assets, including any writing down of the value of inventory or writing off of notes or accounts receivable other than in the Ordinary Course of Business;
(xii) any change by the Company of the Company in the cash management practices, accounting methods, principles or practices utilized by the Company;
(xiii) any entry into a Contract with a Related Party;
(xiv) any abandonment, surrender, cancellation or annulment, or grant of any waiver or covenant not to sue with respect to, any rights to Intellectual Property used by the Company;
(xv) any declaration, setting aside or payment of any non-cash dividend or any other non-cash distributions to the Stockholders;
(xvi) any change in any Tax election, any settlement or compromise of any Action in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting other than such changes required by GAAP, filing of any amended Tax Return, entry into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or
(xvii) any agreement or commitment entered into by the Company to do any act described in clauses (i) through (xvi) above.
(b) Since the Year-End Balance Sheet Date, there has not been any Company Material Adverse Effect.
Section 3.22 Bank Accounts.  Section 3.22 of the Company Disclosure Schedule contains a true and correct list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company, and the names of all officers, employees or other individuals who are authorized to make withdrawals therefrom or dispositions thereof.

Section 3.23  Officers and Directors.  Section 3.23 of the Company Disclosure Schedule contains a true and correct list of all of the executive officers and directors of the Company as of the date hereof.
Section 3.24  Related Party Transactions.  Except as set forth on Section 3.24 of the Company Disclosure Schedule, no Related Party (i) has any direct or indirect interest in any material Asset used in or otherwise relating to the Business, (ii) has entered into any Material Contract, transaction or business dealing involving the Company, or (iii) has any claim or right against the Company (other than rights to receive compensation for services performed as an officer, director or employee of the Company).
Section 3.25  Compliance with Anti-Corruption Laws.
(a) Neither the Company nor any of its officers, directors, employees or third party agents acting on behalf of the Company have, directly or indirectly, taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Company in any jurisdiction in which the Company conducts business.  To the Knowledge of the Company, there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending, expected or threatening under the FCPA or any other anti-corruption and anti-bribery laws and regulations.
(b) Neither the Company nor any of its officers, directors, employees or agents have, directly or indirectly, paid, promised or offered to pay or authorized the payment of, any money or given any promise or offer to give, or authorized the giving of anything of value, to any Person for purposes of corruptly obtaining or retaining business for or with, or directing business to any Person, by (i) influencing any official act, decision or omission of such Person, (ii) inducing such Person to do or omit to do any act in violations of the lawful duty of such Person, (iii) securing any improper advantage, or (iv) inducing such Person to affect or influence any act or decision of another Person.
Section 3.26  Customers; Suppliers.
(a) Section 3.26(a) of the Company Disclosure Schedule sets forth (i) a list of the names of the 10 customers with the highest dollar amount of purchases from the Company, taken as a whole, during the fiscal year ended September 30, 2017 (the "Major Customers") and (ii) the amount of consideration paid by each Major Customer during such period.  Since January 1, 2017, no Major Customer has terminated any material Contract with the Company and the Company has no Knowledge of any intention on the part of any Major Customer, whether or not in connection with the transactions contemplated hereby, to terminate or reduce the amount of business transacted with the Company or to reduce the price such customer will pay for the Company's products or services.
(b) Section 3.26(b) of the Company Disclosure Schedule sets forth (i) a list of the 10 suppliers to whom the Company paid the greatest sum of money in respect of services, products or materials provided to the Company, taken as a whole, during the fiscal year ended September 30, 2017 (the "Major Suppliers").  Since January 1, 2017, no Major Supplier has terminated any material Contract with the Company and the Company has no Knowledge of any intention on the part of any Major Supplier, whether or not in connection with the transactions contemplated hereby, to terminate or reduce the amount of business transacted with the Company or to adversely change the price of supplies or services provided by such supplier.

Section 3.27  Accounts Receivable.  All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company.  The provision for uncollectible amounts set forth in the Financial Statements against the accounts receivable has been calculated in a manner consistent with past practice.  All accounts and notes receivable of the Company reflected on the Interim Balance Sheet are good and collectible, net of the provision for uncollectible amounts, at the aggregate recorded amounts thereof.  Except as set forth on Section 3.27 of the Company Disclosure Schedule, none of the accounts or notes receivable of the Company (a) are subject to any set-offs or counterclaims or (b) represent obligations for services subject to refund.
Section 3.28  Inventory.  All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances related to Indebtedness which will be released at or prior to the Closing, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
ARTICLE IV

Representations And Warranties Of Parent And Acquisition Sub
Parent and Acquisition Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:
Section 4.1  Organization.  Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate or similar organizational power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, its assets.
Section 4.2  Authorization.  Each of Parent and Acquisition Sub has all requisite corporate or similar organizational power and authority, and has taken all corporate or other requisite action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the respective boards of directors (or similar governing body) of Parent and Acquisition Sub and by Parent as the sole stockholder of Acquisition Sub.  No other proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto, is the legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 4.3  Consents and Approvals; No Conflict or Violation.
(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities Laws and except for the filing and recordation of the Agreement of Merger as required by the California Corporations Code, no permit, consent, approval, authorization or notice of, declaration to or filing or registration with any Person (whether under a Contract, with a Governmental Entity or otherwise) is required to be made or obtained by Parent, Acquisition Sub or any of their respective Affiliates in connection with the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby.
(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Acquisition Sub with any of the provisions hereof, will (i) result in or constitute a Default under the articles of incorporation or bylaws or other similar organizational documents and agreements of Parent or Acquisition Sub, (ii) result in or constitute a Default under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their respective assets may be bound, or (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order, Law or Permit.
Section 4.4  Absence of Changes. Except as otherwise contemplated or permitted by, or as a consequence of, this Agreement, since its incorporation, Parent has conducted in all material respects its business in the ordinary course of business and there has not been a Parent Material Adverse Effect.
Section 4.5  Compliance with Law.  Parent is currently in compliance in all material respects with, and since its incorporation has been in compliance in all material respects with, all Laws and Court Orders.  Parent has not received any written notice to the effect that it is not in compliance with any such Laws or Court Orders and Parent has no knowledge of any facts that are likely to result in violations of any Laws or Court Orders.
Section 4.6  Litigation.  Each of Parent and Acquisition Sub is in compliance with all Laws and Court Orders which would materially affect its ability to perform its obligations hereunder and under the Note Purchase Agreements.  There is no Action pending or, to the knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub which, individually or in the aggregate, will have a Parent Material Adverse Effect.
Section 4.7  Brokers.  No investment banker, broker, finder or other Person is entitled to any commission, fee or similar payment in connection with this Agreement or with the transactions contemplated by this Agreement as a result of any actions or commitments of the Parent, Acquisition Sub or any of their respective Affiliates.

Acquisition Sub.  Parent owns, directly, all of the issued and outstanding equity interests of Acquisition Sub.  Since the date of its incorporation, Acquisition Sub has not engaged in any activities other than as contemplated by this Agreement or incidental to its organization and existence.
ARTICLE V

Representations and Warranties of the Rollover Stockholders
Each Rollover Stockholder severally, but not jointly, hereby represents and warrants, as of the date hereof and as of the Closing Date as follows:
Section 5.1  Authorization.  Such Rollover Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and any Note Purchase Agreement to which such Rollover Stockholder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and any Note Purchase Agreement to which such Rollover Stockholder is a party.  This Agreement and any Note Purchase Agreement to which such Rollover Stockholder is a party have been, or will be, duly executed and delivered by such Rollover Stockholder, as applicable, and constitute, or will constitute, a valid and binding obligation of such Rollover Stockholder, enforceable against such Rollover Stockholder in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
Section 5.2  Consents and Approvals; No Conflict or Violation.  Neither the execution, delivery or performance by such Rollover Stockholder of this Agreement or any Note Purchase Agreement to which such Rollover Stockholder is a party, nor compliance by such Rollover Stockholder with any of the provisions hereof or thereof, will (i) result in or constitute a Default under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Rollover Stockholder is a party or by which such Rollover Stockholder or any of its assets may be bound, (ii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order, Law or Permit, or (iii) require any consent, approval, authorization of, notice to, or filing with any Person.
Section 5.3  Title to Shares.  Such Rollover Stockholder is the sole record and beneficial owner of, and has good and marketable title to, the number of Shares set forth opposite his, her or its name on Schedule 2.1, free and clear of any Encumbrance, except for Permitted Share Encumbrances.  Such Rollover Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that requires it to sell, transfer or otherwise dispose of any Shares, except for this Agreement and any Note Purchase Agreement to which such Rollover Stockholder is a party.  On the Closing Date, pursuant to the terms set forth herein, such Rollover Stockholder will sell, transfer and deliver to Parent good and marketable title to its Shares, free and clear of any Encumbrance, except for Permitted Share Encumbrances.

Section 5.4  Compliance with Laws; Litigation.  Such Rollover Stockholder is in compliance with all Laws and Court Orders which would materially affect his, her or its ability to perform its obligations hereunder and under any Note Purchase Agreement to which such Rollover Stockholder is a party.  There is no Action pending or, to the knowledge of such Rollover Stockholder, threatened against such Rollover Stockholder which would reasonably be expected to prevent or materially delay the ability of such Rollover Stockholder to perform his, her or its obligations hereunder or under any Note Purchase Agreement to which such Rollover Stockholder is a party, including to consummate the transactions contemplated hereby or thereby.
Section 5.5  Brokers.  No investment banker, broker, finder or other Person is entitled to any commission, fee or similar payment in connection with this Agreement or with the transactions contemplated by this Agreement as a result of any actions or commitments of such Rollover Stockholder or any of his, her or its Affiliates.
Section 5.6  Investment Representations.  Such Rollover Stockholder is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.  Such Rollover Stockholder has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Merger and the Exchange.  Such Rollover Stockholder understands that the offer and sale of a Note to such Rollover Stockholder has not been, and will not be, registered under the Securities Act or under any state securities Laws, and that the Notes are being offered and sold in reliance upon exemptions from the Securities Act and state securities Laws.
Section 5.7  Access to Information.  Such Rollover Stockholder acknowledges that he, she or it has been afforded access to information sufficient to enable such Rollover Stockholder: (a) to evaluate whether to proceed with the execution and delivery of this Agreement and any Note Purchase Agreement to which such Rollover Stockholder is a party and the consummation of the Merger and the Exchange and (b) to have the opportunity to obtain such additional information that is necessary to make an informed decision with respect to the execution and delivery of this Agreement and any Note Purchase Agreement to which such Rollover Stockholder is a party and the consummation of the Merger and the Exchange.
ARTICLE VI

Covenants
Section 6.1  Conduct of Business of the Company.  During the Pre-Closing Period, the Company will conduct its operations in the Ordinary Course of Business and will use commercially reasonable efforts to (x) keep available the service of its current officers, (y) keep available the services of its employees, and (z) preserve in all material respects its relationships and goodwill with customers, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, except as otherwise expressly provided in or allowed under this Agreement, during the Pre-Closing Period, the Company will not, without the prior consent of Parent, which consent shall not be unreasonably delayed, withheld or conditioned:
(a) amend its Articles of Incorporation or bylaws;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of its capital stock or any other equity securities or equity equivalents of the Company (including any options or appreciation rights);
(c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than this Agreement);
(d) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the Ordinary Course of Business, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions to or investments in any other Person, or (iv) take any action which would create any Encumbrance upon any of its Assets, except for Permitted Encumbrances;
(e) except as may be required by law to maintain the tax qualified status or intended tax treatment of any Employee Plan, enter into, adopt or amend or terminate any Employee Plan or increase the compensation or fringe benefits of any director, officer, employee, or independent contractor of the Company or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of appreciation rights or performance units); provided, however, that this paragraph (e) shall not prevent the Company from, prior to the Effective Time, (i) increasing base salary or wage rates in the Ordinary Course to the extent that such salary or wage rate increases do not result in a material increase in benefits or compensation expense to the Company, or (ii) awarding or increasing any transaction, stay or similar bonuses to employees or directors (other than the Rollover Stockholders) so long as any such bonuses are treated as Transaction Fees for purposes of this Agreement;
(f) acquire any Assets in any single transaction or series of related transactions having a fair market value in excess of $25,000 in the aggregate
(g) sell, lease or dispose of any Assets;
(h) enter into, extend, modify, terminate or renew any Material Contract, except Contracts with customers in the Ordinary Course of Business;
(i) (i) acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization or division thereof or any equity interest therein or (ii) authorize any new capital expenditure or expenditures which individually is in excess of $25,000 or in the aggregate are in excess of $50,000; provided that the foregoing shall not limit any capital expenditure required pursuant to existing Contracts to which the Company is a party or by which any of the Assets of the Company is bound;
(j) initiate, settle or compromise any Action (whether or not commenced prior to the date of this Agreement);

(k) change or modify its credit, collection or payment policies, procedures or practices in any material respect, including accelerating collection of accounts receivable or delaying payment of accounts payable;
(l) revalue in any material respect any of the Assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;
(m) change the cash management practices, accounting methods, principles or practices utilized by the Company;
(n) create any Subsidiary;
(o) enter into, or amend in any material respect, any Contract with any Related Party or make any loan or other disbursement (other than disbursements of cash) to any Related Party;
(p) abandon, surrender, cancel or otherwise annul, or grant any waiver or covenant not to sue with respect to, any rights to Intellectual Property used by the Company;
(q) make or change any Tax election, settle or compromise any Action in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting other than such changes required by GAAP, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or
(r) knowingly take or agree in writing or otherwise to take any of the actions described in Section 6.1(a) through (q) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.
Section 6.2  No Solicitation.
(a) During the Pre-Closing Period, the Company shall not, and shall direct its officers, directors, Affiliates, Stockholders and employees and any investment banker, attorney or other advisor or representative retained by the Company (all of the foregoing collectively being the "Company Representatives") not to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve or recommend any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of the Stockholders.  The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) The Company shall promptly notify Parent orally and in writing after receipt by the Company or any Company Representative of (i) any Acquisition Proposal, or (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal by any Person or Persons other than Parent.  The Company shall promptly notify Parent of (i) the identity of such Person or Persons and (ii) any information conveyed by such Person or Persons to the Company or a Company Representative in connection with or relating to such Acquisition Proposal or inquiry, proposal or offer.
Section 6.3  Stockholder Approvals.
(a) No later than the first Business Day following the date of this Agreement, the Company shall obtain, in accordance with the relevant provisions of the California Corporations Code, the irrevocable written consent of owners of Shares holding the requisite number of such Shares constituting the Stockholder Approval, and shall deliver a true and correct copy thereof to Parent (the "Stockholder Consent").
(b) Within five Business Days of the delivery of the Stockholder Consent, the Company shall distribute to all Stockholders who did not execute the Stockholder Consent all information and notices required by the California Corporations Code.
(c) To the extent applicable, during the Pre-Closing Period, the Company shall use its reasonable best efforts to obtain the approval by such Stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements with any director, officer or employee of the Company that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.
Section 6.4  Access to Information.
(a) During the Pre-Closing Period, the Company will provide Parent and its Affiliates, employees, accountants, counsel, advisors, consultants and other representatives with reasonable access during normal business hours to the facilities and Assets of the Company and its personnel, representatives and books and records; provided that Parent agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Company.
(b) During the Pre-Closing Period, the Company shall furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the Business and properties of the Company as Parent may from time to time reasonably request (the "Requested Information").

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.4 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure (i) would be in violation of applicable Laws or limitations imposed by any Governmental Entity, or (ii) would violate the maintenance of attorney client or other legal privileges or doctrines; provided, however, that in connection with the assertion of a right to withhold Requested Information under clause (ii), the Company shall notify Parent promptly that such Requested Information exists and the Company and Parent shall use reasonable best efforts to enter into a common interest or similar agreement, in form and substance reasonably acceptable to Parent and the Company, which would provide for and allow the disclosure of such Requested Information and the protection of such privileges or legal doctrine.
(d) Each of Parent and Acquisition Sub will hold and will cause its representatives and Affiliates to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Non-Disclosure and Non-Circumvention Agreement entered into between the Company and Janel Corporation, dated January 31, 2017 (the "Confidentiality Agreement").  All materials reviewed or received in connection with this Section 6.4 shall be deemed to be "Confidential Information" for the purposes of the Confidentiality Agreement (subject to the exclusions set forth therein).
Section 6.5  Approvals and Consents.  During the Pre-Closing Period, each of the parties shall, as applicable to such party, make all filings with and provide all notices to all appropriate regulatory authorities and use reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, including (a) all regulatory rulings and approvals of any Governmental Entity and (b) all actions, consents, approvals or waivers from any Person that is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement, including, in the case of the Company, the consents, waivers and approvals listed on Section 3.14 of the Company Disclosure Schedule.  Subject to the terms and conditions of this Agreement, in taking the actions or making the filings referred to in the immediately preceding sentence, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. The Company shall provide the notices listed or described on Section 3.14 of the Company Disclosure Schedule within five Business Days after the execution of this Agreement.
Section 6.6  Additional Agreements; Reasonable Efforts.  During the Pre-Closing Period, subject to the terms and conditions herein provided, (a) each of the parties hereto agrees to use reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Court Orders or Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) contesting any legal proceeding relating to the Merger and (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby; and (b) each of the parties hereto agrees to use reasonable efforts to cause the Effective Time to occur as soon as practicable after the date hereof.  If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement in accordance with the terms hereof, the proper officers and directors of each party hereto shall take all such necessary action.

Section 6.7  Indemnification; Insurance.
(a) Parent covenants and agrees that during the period that commences at the Effective Time and ends on the sixth anniversary of the Effective Time, Parent shall not cause, or permit to occur, any amendment, modification, waiver or termination of any current provision of the Articles of Incorporation or the bylaws of the Company containing exculpation from liability or rights to indemnification (including advancement) for directors or officers of the Company, the effect of which would be to affect adversely the rights of any Person who as of the Effective Time is a current or former director or officer of the Company.
(b) At or prior to the Effective Time, the Company shall purchase, at the expense of the Stockholders as a Transaction Fee, "tail" insurance policies with a claims period of six years from the Effective Time with respect to directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance at least to the same extent as such directors and officers are currently covered (the "Tail Policies").  The Tail Policies shall cover claims arising out of or relating to events which occurred at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement).  Parent shall cause the Surviving Corporation to maintain in full force and effect insurance the Tail Policies for six years following the Closing Date.  Every Person who is a director or officer of the Company immediately prior to the Effective Time shall be a named insured party on the Tail Policies for such six-year period following the Effective Time.
(c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, (A) if the successors and assigns of Parent or the Surviving Corporation are an Affiliate of Parent, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the indemnification and other obligations set forth in this Section 6.7, or (B) if the successors and assigns of Parent or the Surviving Corporation are not an Affiliate of Parent, Parent shall use commercially reasonable efforts to cause such successors and assigns to assume the indemnification and other obligations set forth in this Section 6.7.
(d) Without limiting the generality of the foregoing, this Section 6.7 shall not apply to any matter for which the Company or any Stockholder is obligated to indemnify Parent or the Parent Indemnified Parties pursuant to ARTICLE IX.
Section 6.8  Tax Matters.
(a)                                  Preparation of Tax Returns and Payment of Taxes.
(i) The Representative shall prepare or cause to be prepared all Tax Returns of the Company for taxable periods ending on or prior to the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practices except to the extent required by Law.  The Representative shall provide, or cause to be provided, to Parent a draft of any such Tax Return at least 20 days prior to the due date, giving effect to extensions thereto for filing such Tax Return, for review and comment by Parent.  In the event there is a disagreement as to whether comments requested by Parent should be reflected in any such Tax Return, the disagreement shall be submitted to the Settlement Accountants for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.13(c)).  Each such Tax Return will be filed by the Surviving Corporation as finally prepared in accordance with this Section 6.8(a)(i).  No later than five days prior to the date on which such Tax Return is due, the Representative shall pay the Surviving Corporation with respect to the Tax Return all Taxes with respect thereto.

(ii) Parent shall prepare and file, or cause to be prepared and filed all Tax Returns of the Company for Straddle Periods ("Straddle Returns").  Such Tax Returns shall be prepared in a manner consistent with past practices of the Company except to the extent required by Laws.  Parent shall provide, or cause to be provided, to the Representative a draft of any such Straddle Return at least 20 days prior to the due date, giving effect to extensions thereto for filing such Straddle Return, for review and comment by the Representative.  In the event there is a disagreement as to whether comments requested by Representative should be reflected in any such Straddle Return, the disagreement shall be submitted to the Settlement Accountants for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.13(c)).  Each such Straddle Return will be filed as finally prepared in accordance with this Section 6.8(a)(ii).  No later than five days prior to the date on which such Straddle Return is due, the Representative shall pay Parent with respect to the Straddle Returns, the amount of Taxes related to the portion of the Straddle Period ending on the Closing Date (as determined pursuant to Section 6.8(d)).
(b) Cooperation.  The parties shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any Action with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.
(c) Transfer Taxes.  Stockholders and Purchaser shall each pay fifty percent of the Transfer Taxes arising from the transactions contemplated by this Agreement, and the Representative, with the cooperation of Purchaser, shall file all Tax Returns and other documentation related thereto.
(d) Straddle Periods.  For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Company not based upon or measured by income or gain, proceeds, receipts or expenses (e.g., payroll Taxes) allocated to the portion of the period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  The amount of any Taxes based upon or measured by income or gain, proceeds, receipts or expenses for a Straddle Period that relate to the portion of the period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation) shall be apportioned on a daily basis.

(e) Allocations; Tax Treatment.  Any and all Tax allocation or sharing agreements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to any Person pursuant thereto.
Section 6.9  Certain Notices.  During the Pre-Closing Period, the Company shall promptly notify Parent of the following matters of which the Company has Knowledge: (a) the occurrence or non-occurrence of any fact or event that would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date; (b) any failure of the Company to comply with or satisfy any covenant or condition to be complied with or satisfied by such party or parties hereunder in any material respect as of the Closing Date; (c) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; (d) any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (e) any actions commenced relating to the Company that, if pending on the date of this Agreement, would have been required to have been disclosed to Parent pursuant to this Agreement; (f) any audit by a Major Customer occurring at the Company outside of the Ordinary Course of Business; (g) any repurchases of any Shares by the Company; (h) any transfers of record of Shares effectuated on the stock ledger of the Company during the Pre-Closing Period; and (i) the award of any transaction, stay or similar bonuses to employees or directors pursuant to Section 6.1(e).
Section 6.10  Preservation of Books and Records.  Each of Parent and the Surviving Corporation agrees to preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of Parent, the Surviving Corporation or their respective Affiliates for a period of three years after the Closing Date (the "Record Retention Period").  The Representative or its representatives, upon reasonable notice shall have reasonable access during normal business hours to examine and inspect such books and records that relate to periods prior to the Closing Date (and make and retain copies of such books and records, at the Representative's sole cost) to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns, or Tax audits of a Stockholder, or the defense of any Third Party Claim, but specifically excluding any Action in which Parent, the Surviving Corporation, any of their respective Affiliates, or any of their respective successors, on the one hand, and the Representative, any Stockholder, any of their respective Affiliates, or any of their respective successors or heirs, on the other hand, are adverse.  Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would (a) unreasonably disrupt the operations of Parent, the Surviving Corporation or their respective Affiliates, as determined by Parent in good faith, (b) in the reasonable opinion of outside counsel be reasonably likely to result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege, or (c) violate any confidentiality obligation to which Parent or the Surviving Corporation is bound or any Law applicable to Parent or the Surviving Corporation; provided that Parent and the Surviving Corporation shall use commercially reasonable efforts to provide access to information in a manner that does not waive any privilege or violate any confidentiality obligation or Law, including by redacting documents.

Section 6.11 Covenants Regarding Delivery of Exchange Shares.  Upon the consummation of the Exchange, each Rollover Stockholder shall deliver to Parent a Certificate for its Exchange Shares and a stock power relating thereto, along with such other good and sufficient instruments of conveyance, transfer and assignment as are necessary, appropriate and effective to vest in Parent all of the right, title and interest in and to its ownership interests in its Exchange Shares.
Section 6.12  Transactions in Janel Securities. From the date of this Agreement until such time as the transactions contemplated by this Agreement have been appropriately disclosed in accordance with all applicable securities Laws, neither the Company nor any Stockholder nor any Related Party shall purchase, sell, transfer or otherwise enter into any transaction involving any securities of Janel.  Following the disclosure of the transactions contemplated by this Agreement, all purchases, sales, transfers and other transactions involving securities of Janel shall be made only in compliance with all applicable securities Laws.
ARTICLE VII

Conditions To Consummation Of The Merger
Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party hereto to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval shall have been obtained; and
(b) no Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins, restricts or makes illegal the consummation of the Merger.
Section 7.2  Conditions to the Obligation of the Company and the Rollover Stockholders.  The obligation of the Company and the Rollover Stockholders to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of Parent and Acquisition Sub contained in ARTICLE IV, without giving effect to any "material," "materially" or Parent Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
(b) each of the covenants and obligations of Parent and Acquisition Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;
(c) a certificate, duly executed by an authorized executive officer of Parent, dated the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(d) Parent shall have duly executed and delivered to the Representative the following:
(i) the Escrow Agreement, duly executed by Parent; and
(ii) the Exchange Agent Agreement, duly executed by Parent; and
(e) the Note Purchase Agreements shall have been consummated in accordance with their terms or with such waivers or amendments thereto as consented to by the Rollover Stockholders.
Section 7.3  Conditions to the Obligations of Parent and Acquisition Sub.  The respective obligations of Parent and Acquisition Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) (i) the representations and warranties of the Company contained in Section 3.1, Section 3.2 and Section 3.3 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date and (ii) all other representations and warranties of the Company contained in ARTICLE III, without giving effect to any "material," "materially" or Company Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
(b) (i) the representations and warranties of the Rollover Stockholders contained in Section 5.3 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date and (ii) all other representations and warranties of the Rollover Stockholders contained in ARTICLE V, without giving effect to any "material" or "materially" qualification contained in such representations and warranties, shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing Date;
(c) each of the covenants and obligations of the Company and the Rollover Stockholders to be performed at or before the Effective Time shall have been duly performed in all material respects, in each case at or before the Effective Time;
(d) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;
(e) the Note Purchase Agreements shall have been consummated in accordance with their terms or with such waivers or amendments thereto as consented to by Parent;
(f) after the passage of the deadline for appraisal or dissenting stockholder claims to be made pursuant to Section 1302 of the California Corporations Code, no more than 2% of the Shares shall be Dissenting Shares;

(g) Parent shall have been issued a ALTA Owner's Policy of Title Insurance, without standard exceptions, by a title insurance company selected by Parent insuring fee simple title to the Owned Real Property, subject only to the Permitted Encumbrances, and any other Encumbrances acceptable to Parent, in the amount of $3,115,000 and containing such endorsements thereto as Parent may require; and
(h) Representative shall have delivered to Parent the following:
(i) a certificate, duly executed by an authorized executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 7.1(a), Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(d) have been fulfilled;
(ii) executed Payoff Letters;
(iii) the Escrow Agreement, duly executed by the Escrow Agent and the Representative;
(iv) letters of resignations from all of the directors and officers of the Company set forth on Section 7.3(h)(iv) of the Company Disclosure Schedule;
(v) the approvals, consents, notices and waivers listed on Section 7.3(h)(v) of the Company Disclosure Schedule;
(vi) the Employment Agreement, duly executed by the Company and Richard Krogsrud;
(vii) (i) a certification signed under penalties of perjury by the Company and dated the Closing Date that satisfies the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and confirms that the Company is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code, and (ii) a notice to the IRS signed by the Company that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations;
(viii) a certificate of the Secretary of the Company in a form reasonably acceptable to the Parent dated as of the Closing Date and attaching with respect to the Company (i) the Articles of Incorporation and all amendments thereto; (ii) the Company's bylaws and all amendments thereto; (iii) a certificate of good standing of the Company certified by the Secretary of State of the State of California and issued not more than five Business Days prior to the Closing Date; and (iv) all resolutions of the board of directors of the Company authorizing and approving this Agreement and the transactions contemplated by this Agreement; and
(ix) the Exchange Agent Agreement, duly executed by the Representative and the Exchange Agent.
Section 7.4  Frustration of Closing Conditions.  No party may assert that it is not required to consummate the transactions contemplated by this Agreement based on the failure of a closing condition if such failure was due to a breach by such party of its obligations under this Agreement.

ARTICLE VIII

Termination; Waiver
Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained:
(a) by mutual written consent of Parent and the Company authorized by their respective boards of directors (or similar governing body) at any time prior to the Closing;
(b) by Parent or the Company (by written notice to the other party) if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger;
(c) by Parent or the Company (by written notice to the other party) if the Merger has not been consummated by July 1, 2018 (the "Outside Date"); provided that Parent shall have the right, but not the obligation, to extend the Outside Date to August 15, 2018 by delivery of written notice to the Company at any time prior to 5:00 p.m. New York City time on July 1, 2018; provided, further, that no party may terminate this Agreement pursuant to this Section 8.1(c) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before the Outside Date;
(d) by the Company (by written notice to Parent) if there has been a breach by Parent or Acquisition Sub of any representation, warranty, covenant or obligation contained in this Agreement that prevents the satisfaction of any condition set forth in Section 7.2, and such breach has not been cured by Parent or Acquisition Sub, as the case may be, by no later than the earlier of (i) 10 Business Days after receipt by Parent of written notice thereof from the Company or (ii) the Outside Date, unless such breach shall be due to the failure of the Company or any Rollover Stockholder to perform or comply in any material respect with any of the covenants and obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing and such failure by the Company or such Rollover Stockholder was not primarily caused by the breach of this Agreement by Parent or Acquisition Sub;
(e) by Parent (by written notice to the Company) if there has been a breach by the Company or a Rollover Stockholder of any representation, warranty, covenant or obligation contained in this Agreement that prevents the satisfaction of any condition set forth in Section 7.3, and such breach has not been cured by the Company or such Rollover Stockholder, as the case may be, by no later than the earlier of (i) 10 Business Days after receipt by the Company of written notice thereof from Parent or (ii) the Outside Date, unless such breach shall be due to the failure of Parent or Acquisition Sub to perform or comply in any material respect with any of the covenants and obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing and such failure by Parent or Acquisition Sub was not primarily caused by the breach of this Agreement by the Company or a Rollover Stockholder.

Section 8.2  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any party's Affiliates, directors, officers or stockholders; provided, however, that no such termination will relieve any party hereto from liability or damages for fraud or willful or intentional breach of any representation, warranty, covenant or agreement under this Agreement occurring prior to such termination; provided, further, that nothing herein shall be deemed to waive any rights of specific performance of this Agreement available to any party.  The provisions of Section 6.4(d), this Section 8.2 and ARTICLE X shall survive any termination of this Agreement and shall be enforceable hereunder.  No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with the terms thereof.
ARTICLE IX

Indemnification
Section 9.1  Survival of Representations.  All representations and warranties of the parties contained herein shall survive the Effective Time until the date that is 12 months after the Closing Date (the "General Survival Date"); provided, however, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.9, Section 3.10, Section 3.11, Section 3.19, Section 4.1, Section 4.2, Section 4.7, Section 5.1, Section 5.3 and Section 5.5 (the "Fundamental Representations") shall survive until 30 days following the expiration of applicable statute of limitations (as extended), and the covenants and agreements of the parties contained herein shall survive the Closing until fully performed in accordance with their terms or for their stated term, as applicable (each, the applicable "Survival Date").  Any claims under this Agreement must be asserted by written notice delivered prior to 5:00 p.m. New York City time on the applicable Survival Date and, if written notice is received prior to such time, the claim set forth in any such notice shall survive until such claim is fully resolved.  Notwithstanding anything herein to the contrary, any claims based on fraud or intentional misrepresentation shall not be subject to any limitations under this Section 9.1.
Section 9.2  Indemnification.
(a) Subsequent to the Effective Time, subject to the limitations described within this ARTICLE IX, the Stockholders (severally, in accordance with their respective Pro Rata Percentage of a Loss, and not jointly) shall indemnify and hold harmless Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, stockholders, members, partners and agents ("Parent Indemnified Parties") for Losses asserted against, relating to, imposed upon, or incurred by the Parent Indemnified Parties by reason of, resulting from, or arising out of:
(i) any misrepresentation or breach of warranty made by the Company contained in this Agreement or any certificate delivered pursuant hereto;
(ii) any breach or nonperformance by the Company of any of its covenants or agreements contained in this Agreement;
(iii) any Liability relating to any Transaction Fees outstanding as of, or arising prior to, the Closing;

(iv) any Covered Taxes;
(v) any Liability relating to any Indebtedness outstanding as of, or arising prior to, the Closing;
(vi) any claim or Liability related to (A) the Stock Plan, including any grant of any equity or equity derivative made pursuant to or outside of the Stock Plan arising on or prior to the Closing Date (each a "Stock Grant"); (B) the failure to timely withhold and/or timely remit income Taxes and employment Taxes (including the service provider's or employer's share of any such employment or payroll Taxes) with respect to any Person who provided services to the Company with respect to the grant of, vesting of or sale or other disposition of any Stock Grant (including the service provider's or employer's share of any such employment or payroll Taxes due with respect to such Stock Grant); (C) any late fee, interest or any other applicable penalty assessed on the Company or any Affiliate with respect to a Stock Grant; or (D) any gross-up or make whole payment that the Company makes to or on behalf of any such service provider with respect to withholding of income Taxes (or other Taxes) resulting from the grant of, vesting of or sale or other disposition of any Stock Grant;
(vii) any Liability of the Company (A) for payment due pursuant to that certain Settlement and Release Agreement, dated  February 23, 2010, by and among Abdalla M. El-Badry ("El-Badry"), the Company and certain other parties thereto; (B) related to any Action brought by the estate of, any beneficiary of the estate of, or any Affiliate of El-Badry, or any settlement of any such Action; or (C) related to, in connection with, or arising out of the acts or omissions of El-Badry solely in his capacity as an employee, shareholder, officer, director or consultant of the Company;
(viii) any Liability from any claim for dissenters' or appraisal rights by Stockholders who properly demanded appraisal rights with respect to their respective Shares in accordance with Section 1301 of the California Corporations Code; and
(ix) any Liability arising under or related to any Environmental Law or any environmental condition existing on, under or about the Owned Real Property or any other off-site location where Company has sent, stored, disposed or otherwise managed any Substance or waste, other than Liabilities related to the matter set forth on Section 9.2(a)(ix) of the Company Disclosure Schedule.
(b) Subsequent to the Effective Time, subject to the limitations described in this ARTICLE IX, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Stockholders and their respective Affiliates and each of their respective officers, directors, employees, stockholders, members, partners and agents ("Stockholder Indemnified Parties") for Losses asserted against, relating to, imposed upon, or incurred by the Stockholder Indemnified Parties by reason of, resulting from, or arising out of:
(i) any misrepresentation or breach of warranty made by Parent or Acquisition Sub contained in this Agreement or any certificate delivered pursuant hereto;

(ii) any breach or nonperformance by Parent or Acquisition Sub of its covenants or agreements contained in this Agreement; and
(iii) any Liability resulting from Parent's operation of the Surviving Corporation following the Closing.
(c) Subsequent to the Effective Time, subject to the limitations described in this ARTICLE IX, each Rollover Stockholder severally, but not jointly, shall indemnify and hold harmless the Parent Indemnified Parties for Losses asserted against, relating to, imposed upon, or incurred by the Parent Indemnified Parties by reason of, resulting from, or arising out of:
(i) any misrepresentation or breach of warranty made by such Rollover Stockholder contained in Article V of this Agreement ; and
(ii) any breach or nonperformance by such Rollover Stockholder of any of his or her covenants or agreements contained in this Agreement.
Section 9.3  Limitation on Indemnity.
(a) Notwithstanding anything in this Agreement to the contrary:
(i) a Parent Indemnified Party shall have no right to indemnification pursuant to Section 9.2(a)(i) unless and until the aggregate amount of all Losses suffered by the Parent Indemnified Parties hereunder exceeds $50,000 (the "Threshold"), whereupon the Parent Indemnified Parties shall be indemnified for only those Losses in excess of the Threshold; provided that the Threshold shall not apply to claims for indemnification in respect of any inaccuracy in or breach of the Fundamental Representations or, for the avoidance of doubt, any claims based on fraud or intentional misrepresentation;
(ii) the aggregate amount of Losses for which the Parent Indemnified Parties shall be entitled to indemnity pursuant to Section 9.2(a)(i) shall not exceed $1,000,000 (the "Cap"); provided that the Cap shall not apply to claims for indemnification in respect of any inaccuracy in or breach of the Fundamental Representations or, for the avoidance of doubt, any claims based on fraud or intentional misrepresentation;
(iii) the maximum liability of the Stockholders to the Parent Indemnified Parties in connection with or arising from any breach or inaccuracy of the Fundamental Representations or pursuant to Section 9.2(a)(ii)-(v) shall not, in any event, exceed an amount equal to the Final Merger Consideration;
(iv) a Stockholder Indemnified Party shall have no right to indemnification pursuant to Section 9.2(b)(i) unless and until the aggregate amount of all Losses suffered by the Stockholder Indemnified Parties hereunder exceeds the Threshold, whereupon the Stockholder Indemnified Parties shall be indemnified for only those Losses in excess of the Threshold; provided that the Threshold shall not apply to claims for indemnification in respect of any inaccuracy in or breach of the Fundamental Representations or, for the avoidance of doubt, any claims based on fraud or intentional misrepresentation;

(v) the aggregate amount of Losses for which the Stockholder Indemnified Parties shall be entitled to indemnity pursuant to Section 9.2(b)(i) shall not exceed the Cap; provided that the Cap shall not apply to any claims for indemnification in respect of any inaccuracy in or breach of the Fundamental Representations or, for the avoidance of doubt, any claims based on fraud or intentional misrepresentation; and
(vi) the maximum liability of Parent and the Surviving Corporation to the Stockholder Indemnified Parties pursuant to Section 9.2(b)(ii) shall not, in any event, exceed an amount equal to the Final Merger Consideration.
(b) For the avoidance of doubt, there shall be no maximum liability with respect to claims based on fraud or intentional misrepresentation.
(c) Notwithstanding anything in this Agreement to the contrary, no Parent Indemnified Party or Stockholder Indemnified Party seeking indemnification hereunder (the "Indemnified Party") shall have any right or entitlement to indemnification from any party obligated to provide indemnification (the "Indemnitor") for any Losses relating to any matter arising under the provisions of this Agreement to the extent that any such Indemnified Party or its successors and assigns had already recovered Losses with respect to the same matter pursuant to any other provision of this Agreement.
(d) The parties hereto hereby acknowledge and agree that for purposes of this ARTICLE IX in respect of the Company's representations and warranties, any and all "Material Adverse Effect," "materiality," "material" and similar exceptions and qualifiers and any similar thresholds set forth in such representations and warranties or any certificate related thereto shall be disregarded for purposes of determining the amount of Losses resulting therefrom, but not for purposes of determining whether there has been a misrepresentation or breach of warranty in such representations and warranties or any certificate related thereto.
(e) No right of indemnification under this ARTICLE IX shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of representation, warranty, covenant or agreement by another party at any time, or the decision of any party to complete the Closing.  Notwithstanding anything to the contrary herein, Parent shall have the right, irrespective of any knowledge or investigation of Parent, its Affiliates, agents or representatives, to rely fully on the representations, warranties, covenants and agreements of the Company and the Rollover Stockholders contained herein.
(f) In no event shall any Indemnitor be liable to any Indemnified Party for any Losses or other amounts under this ARTICLE IX that are special or punitive damages, except to the extent that such Losses have been awarded to a third party.
Section 9.4  Exclusivity of Remedy.  From and after the Closing, the remedies set forth in Section 2.13 and in this ARTICLE IX shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief; provided that no party hereto shall be deemed to have waived any claims for fraud or intentional misrepresentation against a party hereto.

Section 9.5  Notice of Claims.
(a) Any Parent Indemnified Party or Stockholder Indemnified Party seeking indemnification hereunder (the "Indemnified Party") shall, within the period provided for in Section 9.1, give, in the case of indemnification sought by (i) any Stockholder Indemnified Party, to Parent, or (ii) any Parent Indemnified Party, to the Representative, a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise, or that would reasonably be expected to give rise, to the claim for indemnification hereunder that is the subject of the Claim Notice.  The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 9.5).  A Claim Notice shall be given promptly following the claimant's determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided that the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent such Indemnitor is actually and materially prejudiced by such failure.  The failure to submit all relevant documentation with a Claim Notice or otherwise abide by the procedural covenants set forth in this Section 9.5 shall not result in the purported Claim Notice not being a proper Claim Notice hereunder.
(b) An Indemnitor (acting through Parent, in the case of indemnification sought by an Stockholder Indemnified Party, and acting through the Representative, in the case of indemnification sought by a Parent Indemnified Party) shall have 30 days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice").  For a period of 30 days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the parties may thereupon proceed to pursue any and all available remedies at law pursuant to Section 11.7 of this Agreement.  If the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then within five Business Days thereof (x) if the Indemnified Party is a Parent Indemnified Party, the Parent Indemnified Party shall be entitled to the amount set forth in the Claim Notice (or such amount as otherwise agreed pursuant to any such settlement) and the Representative and Parent shall direct the Escrow Agent to remit funds from the Escrow Account to such Parent Indemnified Party in accordance with this ARTICLE IX and the Escrow Agreement, it being understood that if the amounts then remaining in the Escrow Account are insufficient to pay the full amount due, then the Representative and/or the Stockholders shall make payment of such amount to the applicable Parent Indemnified Party, or (y) if the Indemnified Party is an Stockholder Indemnified Party, then Parent shall pay, or cause to be paid to, the Representative for the benefit of the Stockholder Indemnified Parties in accordance with their respective Pro Rata Percentages the amount set forth in the Claim Notice (or such amount as otherwise agreed pursuant to any such settlement).

(c) The provisions of this Section 9.5 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims shall be governed by Section 9.6.
Section 9.6  Third Person Claims.
(a) If a claim by a third Person is made against an Indemnified Party (including a claim with respect to Taxes) (a "Third Party Claim"), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE IX, such Indemnified Party shall promptly notify (i) Parent, in the case of indemnification sought by any Stockholder Indemnified Party, or (ii) the Representative, in the case of indemnification sought by any Parent Indemnified Party, in writing of such Third Party Claim (a "Third Party Claim Notice").  The Third Party Claim Notice shall describe (if and to the extent then known) in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based and all material documentation relevant to the claim described in the Third Party Claim Notice (to the extent not previously provided under this Section 9.6).  A Third Party Claim Notice shall be given promptly following the claimant's determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided that the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent such Indemnitor is actually and materially prejudiced by such failure.
(b) The Indemnitor (acting through Parent, in the case of indemnification sought by any Stockholder Indemnified Party, and acting through the Representative, in the case of indemnification sought by a Parent Indemnified Party) shall have the right, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim, through counsel of its own choosing (who shall be subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned) and at its own expense, and the Indemnified Party shall cooperate with the Indemnitor in connection therewith; provided that the following conditions must be satisfied for the Indemnitor to assume the defense of such Third Party Claim: (i) the Indemnitor shall have confirmed in writing, within 30 days after receiving the Third Party Claim Notice, that it is assuming such defense; (ii) the Indemnified Party shall not have given the Indemnitor written notice that it has determined, in the exercise of its reasonable discretion based on advice of counsel, that a conflict of interest between Indemnified Party and Indemnitor exists and such conflict of interest cannot be waived; (iii) the Third Party Claim does not involve claims for injunctive or equitable relief, relate to or arise in connection with a criminal proceeding; and (iv) the Indemnitor demonstrates to the Indemnified Party's reasonable satisfaction that, as of such time, the Indemnitor has sufficient financial resources to defend such Third Party Claim (items (i) through (iv) in this proviso, the "Assumption Conditions").  In the event the Indemnitor elects to assume the defense of a Third Party Claim, an Indemnified Party shall be entitled to participate with its own counsel at its own expense.  If any of the Assumption Conditions is not satisfied at any time, the Indemnified Party shall have the right to undertake the defense or prosecution of such claim through counsel of its own choice, and the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in this ARTICLE IX.

(c) The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement or compromise any claim by a third Person that (i) does not include as a term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of a complete and unconditional release from all Liability (subject to the application of the Threshold) with respect to such claim or consent to entry of any judgment, (ii) contains a finding of responsibility or Liability on the part of the Indemnified Party (other than the payment of cash for which the Indemnitor pays in full simultaneously with the effectiveness of the settlement and upon payment of which the Indemnitor waives any right to seek reimbursement from the Indemnified Party (subject to the application of the Threshold)), (iii) involves any non-monetary relief or remedy, including any restrictions on the Indemnified Party's ability to operate or compete, or (iv) reasonably could be expected to affect the Taxes of Parent, the Surviving Corporation or any of their Affiliates with respect to any taxable period or portion thereof beginning after the Closing Date.  Any consent required by this Section 9.6(c) shall not be unreasonably delayed, withheld or conditioned.
(d) The Indemnified Party shall not, except with the written consent of the Indemnitor, enter into any settlement or compromise any claim by a third Person that (i) does not include as a term thereof the giving by the Person or Persons asserting such claim to the Indemnitor of a complete and unconditional release from all Liability with respect to such claim or consent to entry of any judgment, or (ii) contains a finding of responsibility or Liability on the part of the Indemnitor (other than the payment of cash for which the Indemnitor pays in full simultaneously with the effectiveness of the settlement and upon payment of which the Indemnitor waives any right to seek reimbursement from the Indemnified Party).  Any consent required by this Section 9.6(d) shall not be unreasonably delayed, withheld or conditioned
(e) Each party shall have reasonable access during normal business hours to the employees, books and records of the other party for purposes of investigating the merits of any claim which is the subject of investigation; provided that the parties agree that such access will give due regard to minimizing interference with the operations, activities and employees of the other party.  Each party shall use its reasonable best efforts to preserve the confidentiality and/or privileged status of all confidential and/or privileged information provided pursuant to such request.
Section 9.7  Insurance Proceeds.  Any Losses that may be recovered by the Indemnified Party with respect to such claim shall be net of any insurance proceeds actually received with respect thereto (net of the out-of-pocket costs reasonably incurred in pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts attributable to such claim).  The Indemnified Party shall use its commercially reasonable efforts to make and pursue (or cause its Affiliates to make and pursue) any and all insurance claims relating to any claim for which it is seeking indemnification under this ARTICLE IX; provided that in no event shall an Indemnified Party be required to pursue any claim under any insurance policy prior to bringing a claim for indemnification pursuant to this ARTICLE IX.  To the extent that insurance proceeds are actually collected after an indemnification claim has been settled, the Indemnified Party shall restore the Indemnitor to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such indemnification claim (net of the out-of-pocket costs reasonably incurred in pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts attributable to such claim).

Section 9.8  Order of Recovery.  Subject to the limitations set forth in this ARTICLE IX, if the Stockholders shall be obligated to indemnify the Parent Indemnified Parties with respect to a claim for Losses pursuant to Section 9.2(a), or if any Stockholder shall be obligated to indemnify the Parent Indemnified Parties with respect to a claim for Losses pursuant to Section 9.2(c), recovery and payment therefore shall be made first from the Escrow Account (if claim made prior to the Escrow Release Date) pursuant to the Escrow Agreement and then, to the extent that the amount then remaining in the Escrow Account is insufficient to fully indemnify the Parent Indemnified Parties for such Losses, the Parent Indemnified Parties shall be entitled to seek recovery and payment directly from the Stockholders.
Section 9.9  Release of Funds from Escrow Account.  In accordance with the terms of the Escrow Agreement, any funds remaining in the Escrow Account on the Escrow Release Date shall be disbursed to the Representative, with the Representative to pay to each Stockholder an amount equal to (a) the Escrow Per Share Distribution Amount multiplied by (b) the number of Shares owned by such Stockholder immediately prior to the transactions contemplated by this Agreement, and Parent and the Representative shall deliver a joint written instruction directing the Escrow Agent to make such distribution from the Escrow Account; provided, however, that an amount equal to the aggregate amount of all claims for which a Parent Indemnified Party has provided the Representative written notice prior to the Escrow Release Date shall be retained by the Escrow Agent until, with respect to each such claim, the matter underlying such claim is resolved, in which event Parent and the Representative shall direct the Escrow Agent to make a distribution from the Escrow Account of the funds remaining in the Escrow Account applicable to such claim, consistent with such final resolution to the Parent Indemnified Party and to the Representative, as applicable.
Section 9.10  Adjustments to Merger Consideration.  All indemnification payments under this ARTICLE IX shall be treated as adjustments to the Final Merger Consideration for Tax purposes, except as otherwise provided by Law.
ARTICLE X

Representative
Section 10.1  Designation of Representative.  The parties have agreed that it is desirable to designate a representative to act on behalf of the Stockholders for certain limited purposes as specified herein.  The Stockholders have designated the Representative as the initial representative of the Stockholders.  The Representative shall act as true and lawful attorney-in-fact, agent and representative of the Stockholders and shall be authorized to act on behalf of the Stockholders and to take any and all actions required or permitted to be taken by the Representative under this Agreement and the Escrow Agreement.  In all matters relating to this ARTICLE X, the Representative shall be the only party entitled to assert the rights of the Stockholders hereunder.  This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated by this Agreement.  The authority conferred upon the Representative shall be irrevocable and coupled with an interest and shall not be terminated by any act of any Stockholder, or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of the Stockholders or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any partnership or other entity), and if after the execution hereof any Stockholder shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated by this Agreement, the Representative is nevertheless authorized and directed to complete all such transactions as if such death, incapacity or other event or events had not occurred and regardless of notice thereof.  Notwithstanding any provision of this Agreement to the contrary, any obligation of Parent herein to consult with, notify, advise or otherwise communicate with the Stockholders shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely with the Representative.
Section 10.2  Resignation and Replacement of Representative.  The Representative may resign at any time, and the Representative may be removed by the vote of Persons which collectively owned more than 60% or more of the Shares ("Majority Holders").  In the event that a Representative has resigned or been removed, a new Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative.
Section 10.3  Authority and Rights of Representative;.  The Representative shall have such powers and authority acting on behalf of the Stockholders as are necessary to carry out all of the duties, responsibilities and obligations assigned to it pursuant to this Agreement and the Escrow Agreement, including acting on behalf of the Stockholders with respect to:
(a) the calculations and payments contemplated by ARTICLE II, including the calculation of the closing estimates, payment of the Estimated Merger Consideration, determination of the Adjustment Amount (and the components thereof) and disbursements from the Escrow Account;
(b) the determination (i) as to whether a condition precedent to a party's obligations under ARTICLE VIII has been satisfied or (ii) whether to waive the fulfillment of any of the conditions to Closing pursuant to Section 7.1 or Section 7.2;
(c) giving and receiving notices of communications with respect to any claims pursuant to ARTICLE IX or otherwise related to this Agreement, the Merger or the other transactions contemplated hereby, and the prosecution, defense, negotiation, settlement and compromise of any such claims;
(d) executing and delivering, on behalf of the Stockholders, and accept delivery of, on behalf of such Stockholders, such releases, instruments and other documents as the Representative determines to be appropriate to consummate the transactions contemplated by this Agreement and the Escrow Agreement

(e) engaging attorneys, accountants and agents, at the expense of the Stockholders; and
(f) all decisions in connection with any amendment to this Agreement, the Escrow Agreement or any other document related to the Merger or the other transactions contemplated by this Agreement.
Section 10.4  Reliance.  The parties hereby agrees, by virtue of the execution of this Agreement, that:
(a) in all matters in which action by any Stockholders or the Representative is required or permitted under this Agreement, the Representative is exclusively authorized to act on behalf of such Stockholder notwithstanding any dispute or disagreement among the Stockholders, or between any Stockholder and the Representative, and Parent shall be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, the Representative under this Agreement without any liability to, or obligation to inquire of, any of the Stockholders, regardless of whether Parent has knowledge of any such dispute or disagreement;
(b) any decision, act, consent or instruction of the Representative shall constitute a decision of all of the Stockholders and shall be final, binding and conclusive upon each such Stockholder;
(c) the power and authority of the Representative, as described in this ARTICLE X, shall continue in force until all rights and obligations of the Stockholders under this Agreement shall have terminated, expired or been fully performed; and
(d) the Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholders. All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Stockholders, and no Stockholder shall have any cause of action against the Representative, and the Representative shall not be liable to any Stockholder, for any action taken or not taken, decision made or instruction given by the Representative under this Agreement or the Escrow Agreement, except for actions or omissions constituting fraud or willful misconduct by the Representative.  Neither the Representative nor any agent employed by it shall incur any liability to any Stockholder by virtue of the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct by the Representative.
(e) A Stockholder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Representative signs on behalf of such Stockholder. The Stockholders shall pay and indemnify and hold harmless the Parent Indemnified Parties from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Representative on behalf of the Stockholders is not binding on, or enforceable against, the Stockholders. Parent has the right to rely conclusively on the instructions and decisions of the Representative as to the settlement of any claims for indemnification by a Parent Indemnified Party pursuant to ARTICLE IX, or any other actions required to be taken by the Representative hereunder, and no party hereto will have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Representative.  The provisions of this ARTICLE X are binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this ARTICLE X to a Stockholder or the Stockholders means and includes any successors to any Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 10.5  Representative Expense Account.
(a) The Representative shall hold the Representative Expense Amount in the Representative Expense Account as a fund from which the Representative may pay any amounts due by the Representative or the Stockholders hereunder, including for any Taxes and for any Losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Stockholders, including fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.13 and ARTICLE IX and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, "Representative Expenses").  The Representative shall be entitled to withdraw cash amounts held in the Representative Expense Account for the reimbursement of Representative Expenses.  Amounts drawn from the Representative Expense Account to pay Representative Expenses shall be drawn to reflect each Stockholder's liability for such Representative Expenses in accordance with such Stockholder's respective Pro Rata Percentage.
(b) The Representative Expense Account shall be held by the Representative in a segregated bank account.  The Stockholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice.  The Representative shall have no responsibility or Liability to the Stockholders for any loss of principal of the Representative Expense Account other than as a result of its willful misconduct or fraud.
(c) Any and all amounts in the Representative Expense Account shall remain in the Representative Expense Account until such date and time as is determined by the Representative in its sole discretion.  At such time, and from time to time, as the Representative determines in its sole discretion, the Representative shall distribute to the Exchange Agent, for further distribution to the Stockholders, all or any portion of the amount remaining in the Representative Expense Account.
(d) The Representative shall report and withhold any Taxes (from amounts paid by or from the Representative Expense Account) as it determines may be required by any Law or regulation in effect at the time of any distribution.  Except as otherwise provided by Law, for income Tax purposes, the Representative Expense Account shall be treated as having been received and voluntarily set aside by the Stockholders at the Closing.
ARTICLE XI

Miscellaneous
Section 11.1  Entire Agreement.  This Agreement (including the Company Disclosure Schedule), the Escrow Agreement, the Confidentiality Agreement and the Note Purchase Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 11.2  Assignment; Successors and Assigns.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of Parent and the Company or, after the Effective Time, Parent and the Representative, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided that Parent and Acquisition Sub may assign this Agreement without the consent of any other party to (a) any Affiliate of Parent, (b) for collateral security purposes to any lender of Parent, Acquisition Sub, the Surviving Corporation or any Subsidiary of Parent, and (c) any acquirer of all the equity or all or any material portion of the assets of Parent or any Subsidiary of Parent (including, following the Closing, the Surviving Corporation), whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns, and legal representatives.
Section 11.3  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.
Section 11.4  Amendment.  This Agreement may be amended by action taken by the Company, the Representative, Parent and Acquisition Sub at any time before or after Stockholder Approval has been obtained, but, after Stockholder Approval has been obtained, no amendment shall be made which requires the approval of such Stockholders under applicable law without obtaining such approval in writing of the requisite vote of such Stockholders.  This Agreement may be amended only by an instrument in writing signed on behalf of the Company, the Representative, Parent and Acquisition Sub.
Section 11.5  Extension; Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 11.6  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by nationally-recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:
if to Parent or
Acquisition Sub:	AB HoldCo, Inc.
c/o Janel Corporation
303 Merrick Road, Suite 400
 Lynbrook, NY 11563
Attention: Brendan Killackey
Email: bkillackey@janelcorp.com

with copies to:	Pepper Hamilton LLP 400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Attention: Scott R. Jones, Esq.
Email: jonessr@pepperlaw.com
if to the Company to:	Antibodies Incorporated P.O. Box 1560 Davis, CA 95617-1560 Attention: Richard Krogsrud, Ph.D.
Email: rkrogsrud@antibodiesinc.com
with a copy to:	Delfino Madden O'Malley Coyle & Koewler LLP 500 Capitol Mall, Suite 1550 Sacramento, CA 95814 Attention: Jeff Koewler, Esq. Email: jkoewler@delfinomadden.com
if to the Representative to:	Richard Krogsrud, Ph.D. P.O. Box 1560 Davis, CA 95617-1560 Email: rkrogsrud@antibodiesinc.com
with a copy to:	Delfino Madden O'Malley Coyle & Koewler LLP 500 Capitol Mall, Suite 1550 Sacramento, CA 95814 Attention: Jeff Koewler, Esq. Email: jkoewler@delfinomadden.com or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 11.7 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.
(a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party expressly agrees and acknowledges that the State of New York has a reasonable relationship to the parties and/or this Agreement.

(b) With respect to any action or claim arising out of or relating to the transactions contemplated hereby or any document or instrument delivered in connection therewith, the parties hereto hereby expressly and irrevocably (i) agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and in the absence of Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts of the State of New York located in New York County, New York), and agree not to object to venue in the courts or to claim that such forum is inconvenient, and (ii) agree not to bring any action related to the transactions contemplated hereby or any document or instrument delivered in connection therewith, including this Agreement, in any other court (except to enforce the judgment of such courts).  Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by applicable law.  Each party further agrees that service of process may be effected or delivered by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.6.
(c) EACH PARTY HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 11.8  Public Announcements.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Parent, the Company and the Representative, which approval shall not be unreasonably withheld or delayed, unless, in the sole judgment of Parent or the Company disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or over-the-counter market on which Parent or the Company lists securities; provided that, to the extent required by applicable Law, Parent shall use its commercially reasonable efforts consistent with such applicable Law to consult with the Representative with respect to the timing and content thereof.
Section 11.9  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 6.7 and ARTICLE VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 11.10  Expenses.  Except as set forth in this Agreement, each of the parties hereto will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, investment banking and other expenses incurred by it or on its behalf, whether or not such transactions are consummated, it being understood that the fees of (a) the Escrow Agent and (b) the Exchange Agent shall be shared equally by Parent, on the one hand, and the Stockholders, as a Transaction Fee, on the other hand.

Section 11.11  Specific Performance.  Each of Parent, Acquisition Sub, the Company, the Rollover Stockholders and the Representative hereby acknowledges and agrees that the failure of any other party to perform its agreements and covenants hereunder, including the failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Merger, may cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each of Parent, Acquisition Sub, the Company, the Rollover Stockholders and the Representative hereby consents to, in addition to any other remedy which such party may have at law or in equity, the issuance of injunctive relief by any court of competent jurisdiction to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without any requirement that a bond or other security be posted.  Each of Parent, Acquisition Sub, the Company, the Rollover Stockholders and the Representative, to the maximum extent permitted by law, hereby waives any defenses it may have to the remedy of specific performance provided for herein.
Section 11.12  Counterparts; Effectiveness.  This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile, electronic mail in "portable document format" (PDF) form, electronic transmission or otherwise) by all of the parties hereto.  This Agreement and any signed agreement, document, or certificate entered into or executed in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, electronic mail in PDF form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
Section 11.13  Company Disclosure Schedule.  The representations and warranties contained in ARTICLE III are qualified by reference to the Company Disclosure Schedule.  The parties agree that the Company Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent expressly provided in this Agreement.  Parent and Acquisition Sub acknowledge that: (a) the Company Disclosure Schedule may include items or information which the Company is not required to disclose under this Agreement and (b) inclusion of information in the Company Disclosure Schedule shall not be construed as an admission that such information is material to the Company.  The Company Disclosure Schedule have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Agreement; however, each section of the Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule only where (i) an express reference thereto is made or (ii) it is clear and readily apparent from a reasonable reading of the Company Disclosure Schedule that such information is also applicable to such other section of the Company Disclosure Schedule.
[Signature Pages Follow]

Each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
COMPANY:
ANTIBODIES INCORPORATED
By:	/s/ Richard Krogsrud Name: Richard Krogsrud Title:President

[Signature Page to the Agreement and Plan of Merger]

PARENT:
AB HOLDCO, INC.

By:	/s/ Brendan Killackey Name: Brendan Killackey Title: President
ACQUISITION SUB:
AB MERGER SUB, INC.

By:	/s/ Brendan Killackey Name: Brendan Killackey Title: President
[Signature Page to the Agreement and Plan of Merger]

REPRESENTATIVE:
/s/  Richard Krogsrud
Richard Krogsrud, Ph.D.

ROLLOVER STOCKHOLDERS:
/s/  Richard Krogsrud
 Richard Krogsrud
/s/  Michael Smith
 Michael Smith

[Signature Page to the Agreement and Plan of Merger]